Exhibit 2.1
Execution version
4 July 2007
AGREEMENT
for the sale and purchase of 90% of the share capital of
Petroflax S.A.
entered into between:
Seller:
Mirto Trading LTD
Former Shareholders:
Mr Birliba Mihai
Ms Olariu Angelica
Mr Mitrea Florin
Pro Logistics
and
Buyer:
Pregis GmbH
Private & Confidential
Radu Taracila Padurari Retevoescu SCA
60 Dacia Blvd.
020061 Bucharest 2, Romania
Telephone +40 31 405 7777
Facsimile +40 31 405 7778
www.rtpr.ro

TABLE OF CONTENTS

1	Interpretation and definitions	4

2	Agreement to sell and purchase the Sale Shares	10

3	Representations and warranties	14

4	Commitments of the Seller and of the Former Shareholders	16

5	Claims and compensations	19

6	Specific limitations	20

7	Independent obligations	20

8	Miscellaneous	20

Annex A — Disclosure Schedules		25

Annex B — Representations and warranties of the Seller and of the Former Shareholders		35

1	Legal capacity and competences of the Sellers; No conflict	35

2	Binding Effect	35

3	Sale Shares	35

4	The Company	36

Annex C — Representations and Warranties of the Former Shareholders		45

1	Capacity of the Former Shareholder	45

2	No Violation	45

3	Financial standing of the Former Shareholders	45

Annex D — Representations, warranties and commitments of the Buyer		46

Annex E- Baseline Working Capital Calculation		47

Annex F — Company’s trial balance as at 30 April 2007		48

Annex G — Company’s Indebtedness as at the Signing Date		49

THIS AGREEMENT (the “Agreement”) for the sale and purchase of 90% of the shares of Petroflax S.A. is dated the 4 July 2007 (the “Signing Date”) and made
BETWEEN:
(1)	Mirto Trading LTD (the “Seller”), a company incorporated and operating under the laws of Cyprus, registered on 29 December 2006 with the Companies’ Register of Cyprus under No. HE 189728, having the registered office in Cyprus, Limassol, P.C. 3095, 2 Riga Feraiou Street, Limassol Centre, Block B, 5th floor, apt. 508, herein represented by Bogdan- Stefan Iavolschi, in his capacity as duly authorised representative pursuant to the Written Resolution of the Company’s Director dated 3 July 2007 and the Power of Attorney dated 3 July 2007;

(2)	Mr Birliba Mihai (“Mr Birliba”), a Romanian citizen, born on 11 November 1964 in Targu Neamt, having the domicile at 9 Eroilor Street, Piatra Neamt, Neamt County, identified with the identity card, series NT , No. 028051, issued by the Piatra-Neamt Police on 05.06.2000 and having the personal identification number (CNP) 1641111274783;

(3)	Mrs Olariu Angelica (“Mrs Olariu”) a Romanian citizen, born on 14 April 1961 in Vanatori-Neamt, having the domicile at Stefan cel Mare Street, Bl. M3, Entrance C, Apt. 41, Targu-Neamt, identified with the identity card (BI), series DH, No. 208881, issued by the Targu-Neamt Police on 03.02.1989 and having the personal identification number (CNP) 2610414274789, herein represented by Mr Mihai Birliba based on the power of attorney notarised by BNP Teodorescu Haralambie under No. 1272 on 2 July 2007;

(4)	Mr. Mitrea Florin (“Mr. Mitrea”) a Romanian citizen, born on 10 May 1964 in Griov — Neamt, having the domicile at 77 Decebal Bd., Bl. G3, Apt. 7, Piatra Neamt, Postal Code 5600, identified with the identity card, series NT, No. 214148, issued by the Piatra Neamt Police, and having the personal identification number (CNP) 1640510270584;

(5)	Pro Logistics S.R.L. (“Pro Logistics”) a limited liability company incorporated under the laws of Romania, registered with the Commercial Registry under the registration number J27/1388/2006 of 27.11.2006, sole registration code (CUI) 19241603 having the fiscal attribute RO and the registered office at 9 Eroilor Street, Piatra Neamt, Neamt County, Romania, herein represented by Mr Mihai Birliba as legal representative.
(the parties from (2) to (5) shall hereinafter be referred to as “Former Shareholders” and individually a “Former Shareholder”; and
(6)	Pregis GmbH (the “Buyer”), a company incorporated under the laws of Germany, registered with German Commercial Register, under No. DE-144.650.564, fiscal registration number 50489/08413, whose registered office is at 26 Industriestrasse, 73441 Bopfingen, Germany, herein represented by Mr Steven Craig Huston, in his capacity as authorised representative pursuant to the minutes of the general assembly of the shareholders of the Buyer dated 26 June 2007.
Each of the Seller, the Former Shareholders and the Buyer is defined herein as, individually, a “Party” and, collectively as the “Parties”.
WHEREAS:
(A)	Petroflax S.A. (the ”Company”) is a joint stock company incorporated under the laws of Romania, registered with the Commercial Registry under the registration number J27/1739/1994 of 18 October 1994, sole registration code (CUI) 6315466, having the fiscal attribute RO and the registered office at 1 Dumbravei Street, Piatra Neamt, Neamt County, Romania.

(B)	The Company currently has 20,000 ordinary, registered (nominative) shares issued in materialised form (i.e., cumulative share certificates) and numbered from 1 to 20,000 (collectively, the “Shares”, each, a “Share”), each Share having a nominal value of RON 50 (fifty Romanian Lei).

(C)	Pursuant to the Resolution dated 4 July 2007 of the Extraordinary General Assembly of Shareholders of the Company, it was approved the sale of the Sale Shares (as defined below) on the terms and subject to the conditions set out under this Agreement.

(D)	As of the Signing Date, the Seller owns 18,000 Shares, numbered from 1 to 14,400 and from 16,401 to 20,000 respectively, representing 90% (ninety percent) of the Company’s share capital (the “Sale Shares”).

(E)	As of the Signing Date the Company owns 2,000 Shares, numbered from 14,401 to 16,400, representing 10% of the share capital of the Company.

(F)	The Seller wishes to sell the Sale Shares to the Buyer, and the Buyer wishes to purchase the Sale Shares from the Seller and acquire 90% of the share capital of the Company, on the terms and subject to the conditions of this Agreement (the “Contemplated Transaction”).
NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the Parties agree as follows:
1	Interpretation and definitions
1.1	Interpretation

In this Agreement, unless the context otherwise requires, it is agreed that:

(a)	singular, etc.: words in the singular include the plural, words in the plural include the singular, words importing the masculine gender include the feminine, and words importing the feminine gender include the masculine;

(b)	headings, etc.: headings and paragraphs are for the purpose of organisation only and shall not be used to interpret this Agreement;

(c)	incorporation by reference, amendments: references to “this Agreement” include its Preamble, Recitals and Annexes, Schedules (which are incorporated herein by reference) and this Agreement as from time to time amended, unless otherwise stated;

(d)	clauses, etc.: references in this Agreement to Preamble, Recitals, Clauses and Annexes, Schedules are to the preamble, recitals, clauses of, and annexes and schedules to, this Agreement, unless otherwise stated;

(e)	modification or amendment of statutes: references to a law, statute or statutory provision include that law, statute or provision as from time to time modified, completed or republished, whether before or after the date of this Agreement; provided, however, that nothing in this paragraph (e) shall operate to increase the liability of any Party beyond that which would have existed had this paragraph (e) been omitted;

(f)	time of day: references to time of day are to the time of day in Romania, unless otherwise stated; and

(g)	persons: references to persons include their universal successors and their universal title successors (succesorii universali si cu titlu universal).

1.2	Definitions

In this Agreement, the following capitalised terms shall, unless the context otherwise requires or it is otherwise provided, have the following meanings:

“Adjusted Purchase Price”	means the Purchase Price as adjusted in accordance with Clauses from 2.2.5 to 2.2.10.

“Affiliate”	means,

(a) in relation to any Person (defined below), any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person; for the purposes of this definition, the term ”control” as applied to any Person means the possession, directly or indirectly, of any of the following: (i) ownership of 5% of the share capital or of the business assets, or (ii) the right to exercise more than 5% of the voting rights, or (iii) the right to appoint at least one member of the board of directors or other statutory bodies legally representing such Person;

or

(b) all the companies performing management, marketing or other similar services for the benefit of the Company on a daily basis by means of a Person who at the same time controls the respective company;

or

(c), in relation to any natural Person, a family member of such Person up to the 4th level inclusively.

“Affiliate Debt”	means the aggregate amount of the Mitrea Com Debt, the Promet Debts and the Mr Birliba Debt.

“Agreement”	means this agreement for the sale and purchase of 90% of the share capital of the Company.

“Applicable Law”
means the law of Romania, including any law, ordinance, order, regulation, instruction, norm or decision validly issued by the Parliament of Romania, the Government or by any other Romanian Public Authority and published in the Official Gazette of Romania.

“Accounts”	means the financial statements prepared under IFRS of the Company, including the notes, for the years ended 31 December 2005 and 31 December 2006, respectively.

“Authorisation”	means any authorisation, consent, approval, concession right, resolution, licence, permit, filing, registration or similar act issued by a Public Authority or other Person.

“Baseline Working Capital”	means the Working Capital under IFRS accounting principles consistently applied calculated as described in Annex E (Baseline Working Capital Calculation).

“Business Day”
means a day on which banks are open for business in Bucharest, Romania (excluding Saturdays, Sundays and public holidays). If the last day of a term does not fall on a Business Day, then such term shall be deemed to fall due on the immediately following Business Day.

“Cash”	means cash current accounts, cash deposits held in bank accounts in the name of the company and/or amounts held in cash by the Company.

“Claim”
means any claim asserted by the Buyer in connection with (i) the representations and warranties made by the Seller pursuant to Clause 3.1 (Representations and warranties of the Seller and of the Former Shareholders) and Clause 3.2 (Representations and warranties of the Former Shareholders) and subject to Clause 3.3 (Limitation of

Seller’s and Former Shareholders’ liability) and Clause 3.6 (Disclosed Information) or (ii) Clause 4 (Commitments of the Seller and of the Former Shareholders).

“Commercial Registry”	means the commercial registry maintained by Neamt Commercial Registry Office operating under the authority of the Ministry of Justice of Romania (Neamt County Tribunal).

“Company”	has the meaning ascribed to such term in Recital (A).

“Company Law”	means the Romanian Company Law No. 31 of 16 November 1990 as republished and further amended and completed.

“Constitutive Act”	means the constitutive act of the Company, as registered with the Commercial Registry as at the Signing Date.

“Contemplated Transaction”
means all of the transactions contemplated by the Transaction Documents, including but not limited to (a) the sale and transfer of the Sale Shares by the Seller to the Buyer and the purchase and payment of the same by the Buyer; (b) the execution and performance of the Indemnification Escrow Agreement; (c) the conclusion of the Loan Agreement between the Seller and the Company; and (d) the performance by the Seller and the Buyer of their respective covenants and obligations under this Agreement.

“Current Assets”
means assets of the Company appearing on its balance sheet based on IFRS accounting principals consistently applied and represented by cash, accounts receivable, inventory, marketable securities, prepaid expenses, and other assets that can be sold, consumed or within one year of the balance sheet date. All assets shall be stated net of all appropriate provisions for impairment or diminution in value.

“Current Liabilities”
means liabilities of the company whether or not recorded on its balance sheet based on IFRS accounting principals consistently applied that it expects to satisfy within one year and includes accounts payable, short term debt, notes payable, expenses incurred but unpaid, interest payable, taxes payable, dividends payable and other debts and /or of the balance sheet date.

“Debt Free/Cash Free Basis”
means the absence of any loans, borrowings (excluding accounts payable) or lease payment obligations from any party whether third party or otherwise and /or cash balances or cash equivalents held in favour of the company from the accounts of the company.

“Disclosed Information”	shall have the meaning assigned in Clause 3.6.

“Disclosure Schedule”	means the list of documents provided in Annex A (Disclosure Schedules) to this Agreement.

“Dispute”	has the meaning ascribed to such term in Clause 8.7.1 (Settlement of Disputes).

“EBITDA”	means the earnings of the Company before interest, taxes, depreciation and amortisation.

“Encumbrance”
means any claim, charge, mortgage, pledge, security, lien, option, equitable interest, power of sale, easement, lease, condition, interest, right to exercise voting rights, hypothecation, right of pre-emption, usufruct, or other third party rights.

“Escrow Account”	means the bank account opened with the Escrow Agent for purposes of maintaining and releasing the Escrow Holdback Amount.

“Escrow Agent”
means ABN Amro Bank (Romania) S.A., a Romanian credit institution registered with the National Bank of Romania under number RB-PJR-40-027, registered with the Romanian Commercial Register under number J40/3748/1995, sole registration code (CUI) 7411305, having its headquarters at 10 Montreal Plaza, WTCB-E 2nd floor, Romania, Postal Code 011469, Bucharest 1, Romania, designated to act as escrow agent in relation to the Escrow Holdback Amount.

“Escrow Funds”	means any amounts standing, at any time, to the credit of the Escrow Account.

“Escrow Holdback Amount”	means the aggregate of the following amounts:

(i) an amount of RON 2,570,371 (two millions five hundred seventy thousands three hundred and seventy one Lei), representing the equivalent of an amount of EUR 818,720 at an exchange rate of RON 3.1395/ 1 Euro plus

(ii) the Mitrea Com Debt plus

(iii) the Promet Debts plus

(iv) Mr Birliba Debt

resulting an aggregate amount of RON 4,134,502 to be withheld by the Buyer from the Purchase Price and placed in the Escrow Account on the Signing Date and to be kept and released by the Escrow Agent in accordance with Clause 2.3 (Escrow Holdback Amount) and the Indemnification Escrow Agreement.

“Euro” / “EUR” / “€”
means Euro, the single currency introduced in the member states of the European Communities that adopted such single currency at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Union, as amended.

“Final Working Capital”	means the Working Capital under IFRS accounting principles consistently applied.

“GAS”	means the general assembly of shareholders of the Company.

“IFRS”	means International Financial Reporting Standards, the accounting standards formulated by the International Accounting Standards Board.

“Indebtedness”
means the total of all obligations for the payment or repayment of money, whether as principal or surety and whether present or future, actual or contingent, including, but not limited to bank loans, financial leasing indebtedness, dividends, shareholder loans, less cash balances in favour of the Company.

“Indemnification Escrow Agreement”	means the escrow agreement of even date herewith among the Seller, the Buyer, and the Escrow Agent.

“Leu” / “Lei” / “RON”
means the lawful currency of Romania (formerly known as ROL, as at 1 July 2005 RON 1 = ROL 10,000) newly issued and having circulatory power as of 1 July 2005, pursuant to Law No. 348/2004 on the denomination of the national currency issued by the Romanian Parliament on 14 July 2004 as amended by the Governmental Ordinance No. 5/2005 and by Law No. 101/2005 and as the same may be amended or replaced by similar legislation from time to time.

“Loan Agreement”
means a loan agreement to be entered into as part of the Contemplated Transaction between the Buyer, as lender and the Company, as borrower on the Signing Date, for the purpose of refinancing the Company’s Indebtedness as at the Signing Date.

“Loss” or “Losses”
means all losses, liabilities, damages, costs (including, without limitation, legal costs), charges (excluding any charges by a Party for time and services of its own personnel and management), expenses, actions, fines, penalties, Proceedings, claims, remediation, clean-up and removal costs and demands, incurred by the Company or a Party due to a breach of an obligation, covenant, undertaking, representation, warranty, declaration, or any other provision of this Agreement by the other Party.

“Minimum Claim”	has the meaning ascribed to such term in Clause 3.3.2.

“Mr Birliba Debt”
means an amount of RON 1,368,702 representing a part of a debt of Mr Birliba towards the Company, according to invoice 5676142/ 04.07.2007 issued by the Company for the payment of the purchase price of the immovable property located in Piatra Neamt, 31 Petre Movila Str., Neamt County sold by the Company to Mr Birliba by the sale purchase agreement dated 4 July 2007 notarised by Lia Koszeghi, Notary Public in Piatra Neamt.

“Mitrea Com Debt”	means an amount of RON 90,000 representing an overdue debt of Mitrea Com Prod S.R.L. towards the Company, according to invoice number 5676111/30.04.2007 issued by the Company.

“Net Escrow Holdback Amount”	means the Escrow Holdback Amount less the Affiliate Debt.

“Party”	has the meaning ascribed to such term in the Preamble.

“Person”
means any natural person or legal person, including without limitation a corporation, a general or limited partnership, a joint-stock company, a limited liability company, a joint venture, a trust, an association, an organisation, or any other entity, whether incorporated or not, as well as any Public Authority (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), or any trustee, receiver, liquidator, and, unless specified otherwise, any successors and permitted assigns of any of the foregoing.

“Price Recalculation Balance Sheet”	has the meaning ascribed to it in Clause 2.2.6.

“Price Recalculation Date”	means 4 September 2007.

“Proceeding”
means any action at law or equity, arbitration, civil proceeding, administrative hearing, audit, other hearing, investigation, or civil, criminal, administrative, or investigative suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Public Authority, arbitral tribunal, mediator, arbitrator or other similar forum of dispute resolution.

“Pro Logistics”
means Pro Logistics S.R.L. a Romanian limited liability company registered with the Romanian Commercial Registry under No. J27/1388/2006 of 27.11.2006, having its registered headquarters in Piatra Neamt, 9 Eroilor Str., Neamt County, Romania.

“Promet Debts”
means amount of RON 105,430 representing an overdue debt of Promet Com S.R.L. towards the Company, according to invoices numbers 5676112/ 15.05.2007, 5676126/ 21.06.2007, 5676127/ 21.06.2007, 5676129/ 26.06.2007, and 5676130/ 26.06.2007 issued by the Company.

“Public Authority”
means any national, regional, local or other governmental body, agency, instrumentality, commission, department, court, arbitral tribunal, ministry, regulatory, self-regulatory, or similar authority or organisation.

“Purchase Price”	has the meaning ascribed to such term in Clause 2.2.1.

“Report”	has the meaning ascribed to it in Clause 2.2.6.

“Representatives”
means, in respect of any Person, each of its officers, directors, employees, subsidiaries, associated companies, Affiliates, shareholders or professional advisers, including but not limited to financial, legal and technical advisers.

“RON Equivalent”	means a RON denominated amount equivalent to an EUR denominated amount, calculated at the RON/Euro exchange rate of the Escrow Agent as at the payment date.

“Sale Shares”	has the meaning ascribed to it in Recital (D).

“Second Site”	means the former unit of the Company located at 2 Horia Street, Piatra Neamt, Neamt County.

“Seller’s Bank Account”	means the bank account of the Seller opened with Bank Leumi, Bucharest Victoriei Branch, No. RO61DAFB108400116960EU01.

“Share Certificates”	means the share certificates issued in relation to the Sale Shares pursuant to Article 91(2) of the Company Law.

“Shareholders’ Register”	means the shareholders’ register of the Company maintained in accordance with Article 198 of the Company Law.

“Signing Date”	means the signing date of this Agreement, specifically 4 July 2007.

“Tax” or “Taxation”
means all taxes, levies, duties, imposts, charges and withholdings in the nature of taxation imposed by any Public Authority including (without limitation) health insurance, social security, employment, environmental and similar payments and taxes on gross or net income, profits or capital gains and taxes on receipts, sales, use, occupation, franchise, ad valorem, transfer, value added and personal property, together with all penalties, charges, additions to tax and interest relating to any of them.

“Tax Control”
means a full scope tax control (in Romanian control de fond) to be performed by the competent Romanian fiscal authorities after the Signing Date, including fiscal certificate for the Company, with respect to the Company’s activity, up to not earlier than 4 July 2007.

“Transaction Documents”	means this Agreement together with all of its Annexes, the Indemnification Escrow Agreement, the Loan Agreement contemplated under Clause 2.2.2 and any other ancillary documents.

“Working Capital”
means the Current Assets less the Current Liabilities excluding all (i) cash and cash equivalents; (ii) Indebtedness (for example short term loans, overdrawn balances on bank accounts, shareholder loans, amounts due to third party leasing companies); (iii) income Tax assets, income Tax liabilities and dividend Tax liabilities; (iv) receivables and payables between the Seller, the Former Shareholders or their Affiliates, on one hand, and the Company, on the other hand, and (v) amounts paid in advance to suppliers for acquisition of capital plant, and (vi) dividends payable.

2	Agreement to sell and purchase the Sale Shares
2.1	Sale and purchase of the Sale Shares
2.1.1	On the terms and subject to the conditions of this Agreement, the Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller, all but not part of Sale Shares on the Signing Date, free and clear of any Encumbrances and together with all rights attaching thereto under the Applicable Law.

2.1.2	Transfer of ownership over the Sale Shares from the Seller to the Buyer shall occur upon registration of such transfer in the Shareholders’ Register and the mention on the Share Certificates in accordance with the Applicable Law, on the Signing Date, following the Purchase Price being credited to: (i) the Seller’s Bank Account and (ii) the Escrow Account as evidenced by the Escrow Agent.
2.2	Purchase Price. Adjusted Purchase Price
2.2.1	The price payable by the Buyer to the Seller for the Sale Shares is the cash sum of EUR 5,645,015 (five million six hundred forty five thousands and fifteen Euros) (the “Purchase Price”).

2.2.2	The Parties hereby agree that the Purchase Price was established based on the following formula:

Purchase Price = 31/12/2006 EBITDA x 5.95 – Indebtedness.

On the Signing Date the Indebtedness of the Company shall be refinanced from the proceeds of the Loan Agreement.

2.2.3	The Parties hereby agree that the Purchase Price was established on a Debt Free/ Cash Free Basis, therefore, as at the Signing Date, the Company shall be presumed to have no cash or cash equivalents and no Indebtedness.

2.2.4	On or about the Signing Date, the Purchase Price shall be paid as described below, the Seller hereby stipulating the payments made in accordance with paragraphs (i) to (iii) of this Clause 2.2.4 towards the Persons indicated therein:
(i)	EUR 902,950 (nine hundred two thousands nine hundred and fifty Euros) shall be paid into the account No. RO66BUCU767005202511EU02 opened by Pro Logistics with Alpha Bank Romania S.A., Piatra Neamt Branch, subject to the Seller or the Former Shareholders having delivered to the Buyer a copy of a prepayment request filed by Pro Logistics S.R.L. with Alpha Bank Romania S.A. with respect to all the outstanding amounts under the Loan Agreement No. 64 entered into between Pro Logistics S.R.L. and Alpha Bank Romania S.A. on 12 December 2006;

(ii)	an amount of RON 2,026,700, the equivalent of EUR 650,000 (six hundred fifty thousands Euro) at a EUR/RON exchange rate of RON 3,1180/ 1 EUR, shall be paid into the account No. RO89BNRB170000052230RO01 opened by the Company with OTP Bank Romania S.A., Piatra Neamt Branch, subject to the Buyer being provided by the Seller and/or the Former Shareholders with a copy of the sale purchase agreement in notarised form entered into between the Company and Mr Birliba on 4 July 2007 having as object the sale by the Company and the purchase by Mr Birliba of the piece of real estate located in Piatra Neamt, 31 Petru Movila Str., Neamt County, Romania, registered with the land book of Piatra Neamt under number 11671/N/S, cadastral number 3241, setting forth the obligation of Mr Birliba to pay an amount of RON 3,395,402 as purchase price in consideration of the aforementioned piece of real estate;

(iii)	an amount of RON 239,718 (two hundred and thirty nine thousands seven hundred and eighteen Lei) the equivalent of EUR 76,882 (seventy six thousands eight hundred and eighty two Euros) at a EUR/RON exchange rate of RON 3,1180/ 1 EUR, shall be paid into the account No. RO89BNRB17000005223RO01 opened by the Company with OTP Bank Romania S.A., Piatra Neamt Branch, subject to the Buyer being presented by the Seller and the Former Shareholders a copy of the following invoices: (a) invoice No. 5676136/ 29.06.2007 issued by the Company towards Pro Logistics for an amount of RON 150,706 representing purchase price – VAT included – to be paid by Pro Logistics in consideration of the asset “PER recycling line”, inventory number with the Company 30100 and (b) invoice No. 5676137/ 30.06.2007 issued by the Company towards Pro Logistics for an amount of RON 89,012 representing purchase price – VAT included – to be paid by Pro Logistics in consideration of the asset “Waste washing line”, inventory number with the Company 30146.

(iv)	EUR 2,694,817 (two millions six hundred ninety four thousands eight hundred and seventeen Euros) shall be paid into the Seller’s Bank Account on the Signing Date, conditional upon the receipt by the Buyer from the Seller and/or the Former Shareholders of satisfactory acknowledgment and release letters to the Company from OTP Bank S.A., Credit Europe Bank S.A., Alpha Bank S.A. and BRD Groupe Société Générale S.A., respectively, acknowledging the payment in full of the amounts due by the Company and Pro Logistics, respectively, under or in relation to the loan agreements contracted from these banks, and releasing all the guarantees and security interests created in relation thereof;

(v)	the Escrow Holdback Amount shall be deposited with the Escrow Agent on the Signing Date, the receipt of which will be notified to the Seller by the Escrow Agent and shall be released to the Seller in accordance with Clause 2.3 (The Escrow Holdback Amount) of this Agreement and of the Indemnification Escrow Agreement.
2.2.5	The Purchase Price is to be adjusted by the change in the value of the Working Capital, as reflected by the difference between the Baseline Working Capital of 9.07% of annualised sales, as determined in accordance with Annex E (Baseline Working Capital Calculation) and the Final Working Capital based on IFRS accounting principles consistently applied.

2.2.6	The Parties will use their best endeavours to ensure that the Company prepares a balance sheet in accordance with IFRS until 30 July 2007, reflecting the status of the Company as at the Signing Date (the “Price Recalculation Balance Sheet”). The Price Recalculation Balance Sheet is to be reviewed by KPMG Romania S.R.L. or another BIG4 company within 15 days from the day in which the auditor was provided with the Price Recalculation Balance Sheet. The report of such independent auditor (the “Report”) will be binding upon the Parties and shall be issued no later than the Price Recalculation Date. The Report will provide, inter alia, the Adjusted Purchase Price, adjusted as set forth within Clause 2.2.7 below.

2.2.7	The Purchase Price is to be adjusted on the basis of the Price Recalculation Balance Sheet, as set forth within the Report, as follows:
(i)	the Purchase Price is to be increased by the value of cash or goods supplied free of charge to Austrotherm GmbH, in exchange for investment in assets sold to the Company according to the provisions of the Barter and sales agreement No. 1130 of 31 January 2007. This adjustment is not to exceed EUR 300,000 unless otherwise agreed by Pregis in advance;

(ii)	the Purchase Price is to be increased by the value of the capital expenditure by the Company incurred after 30 April 2007 to the Signing Date, provided that such investments are made according to the business plan and that the Buyer has approved such investments in advance;

(iii)	the Purchase Price is to be increased by the value of the Cash in the Company as at 30 June 2007.

(iv)	the Purchase Price is to be increased by the value Affiliate Debt and the amounts received by the Company according to Clauses 2.2.4 (ii) and (iii), net of applicable VAT;

(v)	the Purchase Price is to be increased to the extent that the Final Working Capital is greater than the Baseline Working Capital or

(vi)	the Purchase Price is to be decreased if the Final Working Capital is less than the Baseline Working Capital, in each case by the amount of such increase, or decrease;
2.2.8	When calculating the adjustment of the Purchase Price in accordance with Clauses 2.2.5 to 2.2.7 above, the amount of the advance payment made by the Company on under the agreement executed with Tehnoutilaj S.A. dated 3 July 2007 having as object the bilateral promise to sell and purchase a piece of real estate located in Piatra Neamt, 1 Dumbravei Str., Neamt County, registered with the land book of Piatra Neamt under number 20990/N, cadastral number 689 shall not be considered.

2.2.9	The Purchase Price shall be adjusted as set forth above while the difference shall be: (i) retained by the Buyer from the Escrow Holdback Amount at its sole claim, having attached the Report, further and in accordance with the Adjusted Purchase Price as set forth in the Report, or (ii) shall be paid by the Buyer to the Seller’s Bank Account (after the withholding and payment of the applicable capital gain tax, if any) in case of an increased Adjusted Purchase Price, as the case may be, at any time within a 14-day term after the Price Recalculation Date.

2.2.10	The Buyer shall also repay to the Former Shareholders any amounts to be recovered by way of costs originally incurred by the Company from the Tax

Public Authorities in Piatra Neamt in a litigation commenced by the Former Shareholders against these Public Authorities, provided that such recovery is made within twelve (12) months after the Signing Date. The payment by Pregis of such amounts shall be within five (5) Business Days of the Former Shareholders’ request in this regard accompanied by a certified copy of a final, conclusive and binding judgement (in Romanian hotarare judecatoreasca, definitiva si irevocabila) of the competent court ascertaining such recovery.
2.3	Escrow Holdback Amount
2.3.1	The Escrow Holdback Amount shall be transferred by the Escrow Agent from the Escrow Account into the Seller’s Bank Account (in accordance with and pursuant to the Indemnification Escrow Agreement) as follows:
(i)	Within three (3) Business Days after receipt by the Company of the full cleared payment of the invoice No. 5676111/ 30.04.2007, the value of the Mitrea Com Debt;

(ii)	Within three (3) Business Days after the receipt by the Company of the full cleared payment of the invoices Nos. 5676126/ 21.06.2007, 5676129/ 26.06.2007 and 5676130/ 26.06.2007, the value of the Promet Debts;

(iii)	Within three (3) Business Days after the receipt by the Company of the duly payment of an amount of RON 1,368,702 as partial and final payment of the invoice No. 5676142/ 04.07.2007 issued by the Company to Mr Birliba, the value of the Mr Birliba Debt;

(iv)	Within three (3) Business Days after the receipt by the Company of the minutes of the Tax Control, an amount representing half (50%) of the difference between the Net Escrow Holdback Amount and the aggregate amount of all Tax liabilities established by the minutes of such Tax Control, which shall be concurrently released from the Escrow Account to the Buyer in accordance with the provisions of the Indemnification Escrow Agreement; and

(v)	Within twelve (12) months after the Signing Date or after the settlement of any Claim which is pending at the elapse of such 12-month term, all the remaining Escrow Funds thereof.
2.3.2	For the Escrow Holdback Amount (or any part thereof) the interest shall accrue from the Signing Date to the date of each actual payment and shall be payable to the beneficiary of the principal when such principal is released pursuant to the rules set out in the Indemnification Escrow Agreement.

2.3.3	Any payments from the Escrow Account to the Seller will be subject to deducting any amounts of money deemed to represent indemnification rights of the Buyer resulting from any Claim under this Agreement or/and amounts resulting from the application of the provisions set forth under Clauses from 2.2.6 to 2.2.10 above. Any funds remaining into the Escrow Account after carrying out the settlement described in Clause 2.3.1 above shall be released to the Seller’s Bank Account in accordance with the Indemnification Escrow Agreement.

2.3.4	The conditions and mechanics related to the release of the Escrow Holdback Amount from the Escrow Account to the Seller and to the Buyer, respectively, are specified in the Indemnification Escrow Agreement.

2.3.5	Notwithstanding the above and for the avoidance of any doubt, an amount of EUR 414,360 (four hundred fourteen thousands three hundred and sixty Euro) shall not be released to the Seller’s Bank Account unless and until the Tax Control is carried out and the Company’s liabilities resulting thereof are settled in accordance with the provisions of this Agreement.
3	Representations and warranties
3.1	Representations and warranties of the Seller and of the Former Shareholders

The Seller and the Former Shareholders hereby jointly and severally represent and warrant to the Buyer that the statements set out in Annex B (Representations and warranties of the Seller and of the Former Shareholders) are true, complete, accurate and not misleading as at the Signing Date as limited by the Disclosure Schedule.

3.2	Representations and warranties of the Former Shareholders

The Former Shareholders hereby jointly and severally represent and warrant to the Buyer that the statements set out in Annex C (Representations and warranties of the Former Shareholders) are true, complete, accurate and not misleading as at the Signing Date.

3.3	Limitation of Seller’s and Former Shareholders’ liability
3.3.1	Time limit for claims

The Seller or the Former Shareholders shall not be liable for a breach of a representation and warranty under Clause 3.1 (Representations and warranties of the Seller and of the Former Shareholders) or under Clause 3.2 (Representations and warranties of the Former Shareholders) in respect of any Claim unless a Notice of Claim (as defined herein) is given by the Buyer to the Seller as follows:
(i)	in the case of any Claim made in respect of any of the Seller’s and Former Shareholders’ representations and warranties set forth in Clauses 1 to 4 (except for Clause 4.12 (regarding Taxation)) of Annex B (Representations and warranties of the Seller and of the Former Shareholders), or in respect of any of the Former Shareholders’ representations and warranties set forth in Annex C (Representations and Warranties of the Former Shareholders) within two (2) years after the Signing Date; or

(ii)	in the case of any Claim made in respect of any of the Seller’s and Former Shareholders’ representations and warranties set forth in Clause 4.12 (regarding Taxation) of Annex B (Representations and warranties of the Seller and of the Former Shareholders), within five (5) years after the Signing Date.
3.3.2	Minimum claims

No reimbursement for Losses claimed under Clause 3.7 shall be required unless: (a) an individual Claim (or a series of Claims arising from substantially identical facts or circumstances) exceed the RON equivalent of Ten Thousand Euro (€10,000) or (b) until the aggregate amount of such Losses exceeds the RON equivalent of Forty Thousand Euro (€40,000) (the “Minimum Claim”), in which event the Buyer shall have the right to indemnification for the entire amount of the Loss.

3.3.3	Maximum liability

In case of any Claim towards the Buyer or the Company, the Seller and the Former Shareholders shall be held jointly and severally liable up to 100% of the value of the Purchase Price as adjusted based on Working Capital.
3.4	Representations and warranties of the Buyer

The Buyer hereby represents and warrants to the Seller that the statements set out in Annex D (Representations, warranties and commitments of the Buyer) are true and accurate as at the Signing Date.

3.5	Reliance on representations and warranties

Each of the Parties acknowledges that it is entering into this Agreement in reliance on the accuracy of the representations and warranties and the expected performance of the commitments given by each other Party to this Agreement. In particular, the Buyer is entering into this Agreement in reliance on each representation and warranty given by the Seller according to Clause 3.1 (Representations and warranties of the Seller and of the Former Shareholders) and the Seller is entering into this Agreement in reliance on each representation and warranty given by the Buyer in accordance with Clause 3.4.

3.6	Disclosed Information
3.6.1	The Former Shareholders have provided to the Buyer or its Advisers copies of documents, agreements, instruments and other information, listed in the Disclosure Schedules.

3.6.2	The Buyer specifically acknowledges that it became aware of the information that is disclosed or contained in this Agreement and its Annexes (the “Disclosed Information”) and the Buyer shall not hold the Seller liable for the representations and warranties set out in Annex B (Representations and warranties of the Seller and of the Former Shareholders) with respect to the Disclosed Information.
3.7	General indemnification by the Seller and the Former Shareholders
3.7.1	Subject to the limitations set forth in Clause 3.3 (Limitation of Seller’s and Former Shareholders’ liability) and Clause 3.6 (Disclosed Information), the Seller and the Former Shareholders shall be jointly and severally liable and shall indemnify, defend and hold the Buyer and the Company harmless from and against any Losses the Buyer or the Company suffers or sustains as a result of or relating to any breach or material inaccuracy of any of the Seller’s and of the Former Shareholders’ representations, warranties or commitments made herein, including, without limitation, any successful attempt by any Person to cause or require the Buyer or the Company to pay, perform or discharge a debt, obligation deficiency, liability or commitment, payment, performance or discharge of which constitutes a breach or renders materially inaccurate any such representation or warranty.

3.7.2	The Former Shareholders shall indemnify, defend and hold the Buyer harmless from and against any Losses the Buyer suffers or sustains as a result of or relating to any breach or material inaccuracy of any of the Former Shareholders representations and warranties made in accordance with Clause 3.2 (Representations and warranties of the Former Shareholders) above.
4	Commitments of the Seller and of the Former Shareholders
4.1	Non-competition and non-solicitation
4.1.1	Each of the Seller and the Former Shareholders, shall not and shall cause their respective Affiliates not to directly or indirectly compete with the Company on the expanded polyethylene foam products, expanded plastic materials, insulating and protective packaging products and related business in any way during a period of three (3) years from the Signing Date, and on the following territories: Romania, Belgium, Austria, Germany, Hungary, Netherlands, Czech Republic, Poland, United Kingdom of Great Britain, France, Spain, Italy, United States of America, Canada and Mexico, except as otherwise expressly agreed in writing by the Buyer.

4.1.2	During a period of three (3) years from the Signing Date, unless otherwise agreed in writing by the Company, each of the Seller and the Former Shareholders, hereby undertakes that it shall not, directly or indirectly:
(i)	recruit, solicit or otherwise induce or influence any lender, joint venture, lessor, supplier, agent, representative which had a business relationship with the Company as of or within the twelve (12) month period preceding the Signing Date, to discontinue, reduce, or modify such relationship with the Company;

(ii)	employ or seek to employ any Company manager (at the level of directors or other production and/or distribution key personnel) who is as of, or was at any time within six months prior to the Signing Date employed or retained by the Company; or

(iii)	try to determine the Company’s suppliers and/or commercial contractors to discontinue, reduce or modify their commercial relationships with the Company.
4.2	Confidentiality
4.2.1	Each of the Seller and the Former Shareholders undertake (a) not to reveal, disclose, communicate, or divulge to any person or entity in any manner whatsoever any Confidential Information which has come to his/her knowledge or has been designed, developed, or in any other way been gathered or received by her/him; (b) to prevent the publication, communication, or disclosure of any Confidential Information; and (c) for a period of three (3) years after the Signing Date, agrees not to, directly or indirectly, either on her/his own behalf or on behalf of any legal person, utilise any Confidential Information for any business purposes or other purposes.

4.2.2	For purposes of this Clause 4.2, “Confidential Information” shall mean any and all information in whatever form, tangible or intangible, that is not generally known to the public that relates in any way to the Company’s business activity including without limitation trade secrets, provider and customer lists, concepts, techniques, research, technologies, processes, methods, systems, designs and business and development plans. Confidential Information also includes information in whatever form, tangible or intangible, that is not generally known to the public and that was provided to the Seller and the Former Shareholders by the Buyer and to the Buyer by the Seller and or the Former Shareholders in connection with negotiations and other discussions leading up to the Contemplated Transaction and/or that the Buyer or Seller and the Former Shareholders designate as being confidential. Confidential Information does not include any information that the receiving party can prove:
(i)	was publicly available at the time of its disclosure through no wrongful act of the Seller and or the Former Shareholders; or

(ii)	becomes publicly known through no wrongful act of the Seller and or the Former Shareholders; or

(iii)	following disclosure, becomes available to the Seller and the Former Shareholders, either directly or indirectly, from a source other than the Buyer, the Company, or the current or former employees of the Company, which source is not bound by any obligation of confidentiality to the Buyer or the Company in respect of such information.
4.3	Power of representation

Starting from the Signing Date, Mr Birliba shall refrain from, and shall cause any Person that he empowered (prior to or on the Signing Date) to represent the Company toward third parties to refrain from, signing any act, agreement, letter, notice or any other document on behalf of the Company or to bind in any other way the Company toward any Person.

4.4	Specific undertakings

The Seller and the Former Shareholders hereby jointly undertake to take all necessary measures and to give all assistance and to co-operate with the Company and the Buyer towards the achievement of the following purposes by the Company, in a timely efficient manner:
4.4.1	Immediately after the Signing Date cause the competent fiscal Public Authorities to perform the Tax Control. The Parties hereby agree that, should any of them so require, they will cooperate for the purpose of contesting the conclusions attested by the minutes of the Tax Control and cancelling or mitigating the Tax obligations imposed in accordance with the result of the Tax Control.

4.4.2	Do their best endeavours in order to duly perform their obligations (or to cause their Affiliates to perform their obligations) under the management or consultancy agreements entered into between them (or their Affiliates) and the Company.
4.5	Specific indemnifications

The Seller and the Former Shareholders shall be held jointly and severally liable and shall indemnify, defend and hold the Buyer harmless from and against any Losses the Buyer may suffer or sustain as a result of or relating to:

4.5.1	Any and all Losses resulting from sanctions applied by any competition authorities, in Romania or abroad, in relation to the exclusivity clauses undertaken by the Company under the following commercial agreements: (i) barter and sales agreement No. 1130 of 31 January 2007 executed by the Company with Austrotherm GmbH; (ii) trade agency agreement (“contract de comision” in Romanian) No. 100 of 1 June 2003 executed by the Company with Petroflax Distribution; (iii) collaboration agreement No. 2526 of 30 August 2005 concluded by the Company with Famave Pack Kft, Hungary; (iv) sale purchase agreement No. 3564 of 2 May 2006 entered into between the Company and Moderne Verpackung GmbH and (v) exclusivity agreement No. 253 of 5 December 2003 entered into between the Company and Prodinger Verpackung OHG (vi) distribution agreement No. 253 of 21 October 2005 entered into between the Company and Prodinger Verpackung OHG.

4.5.2	Any and all Losses resulting from breaches of the exclusivity obligations set out under the agreements listed in Clause 4.5.1 above.

4.5.3	Any and all Losses related to the Company’s activity and/or assets located at the former working unit from 2 Horia Street, Piatra Neamt, Neamt County, including but not limited to the following: (i) any sanctions imposed by Public Authorities in relation to the activity at the Second Site, (ii) any future liabilities towards the Persons that acquired the assets (pieces of real estate, equipment, stocks and other movable assets) located at the Second Site, (iii) liabilities towards third parties for the losses suffered as a consequence of any acts, facts, events or circumstances related to the Company’s activity and/or assets located at the Second Site.

4.5.4	Any and all Losses resulting from any liabilities of the Company in relation to the piece of real estate located in Piatra Neamt, 31 Petre Movila Str., Neamt County, registered with the provisory land book of Piatra Neamt No. 3241, cadastral number 3241, that was sold by the Company to Pro Logistics in accordance with the terms and conditions of a sale purchase agreement dated 4 July 2007 notarised by Lia Koszeghi, Notary Public in Piatra Neamt.

4.5.5	Any and all Losses that may result from the repayment of an amount of EUR 52,698 representing a grant obtained under the RICOP (Restructurarea intreprinderilor si reconversie profesionala) Phare programme, as consequence of a breach by the Company, before the Signing Date, of the prohibition stipulated under General Conditions for granting Phare loans, of not selling within a period of three (3) years after the acquisition date, the assets financed by such grant funds.

4.5.6	Any and all Losses that may result from the repayment of an amount of RON 166,489 representing a grant obtained from the National Agency for Small and Medium–sized Enterprises and Cooperatives on 21 October 2005, as consequence of a breach by the Company, before the Signing Date, of the prohibition stipulated under the Loan Agreement No. 11 of 21 October 2005 executed with Finansbank S.A. (currently Credit Europe Bank S.A.) of not selling within a period of five (5) years after the acquisition date, the assets financed by such grant funds.

4.5.7	Any and all Losses resulting from a reassessment by the Romanian tax authorities of the amounts paid by the Company during 2006 to Nestler Com

S.R.L. for management and sales promotion services, as salary payments to Mr Dan Petru Gavriliu.

4.5.8	Any and all Losses resulting from an early termination by Prodinger Verpackung oHG of the polyethylene foam products supply agreement No. 253 of 5 December 2003 or of the distribution agreement No. 253 of 21 October 2005, after the completion of the Contemplated Transaction.

4.5.9	Any and all Losses resulting from any sanctions imposed by the competent Public Authorities with respect to the failure by the Company to obtain the relevant mandatory building permit with respect to the metal structure constructions representing warehouses located at the Company’s premises from Piatra Neamt, 1 Dumbravei Str., Neamt County.
4.6	Remedy for breach. Damages
4.6.1	The failure of any of the Seller or the Former Shareholders to comply with the obligations set forth under Clause 4.1 (Non-competition and non-solicitation), Clause 4.2 (Confidentiality), Clause 4.3 (Power of representation) or Clause 4.4 (Specific undertakings) represents a breach of this Agreement that will entitle the Buyer to claim damages for the Losses incurred.

4.6.2	The Seller and the Former Shareholders shall be held jointly and severally liable subject to the limitations under 3.3 (Limitation of Seller’s and Former Shareholders’ liability) toward the Buyer for the performance of any of their own obligations under this Clause 4 (Commitments of the Sellers and of the Former Shareholders).
5	Claims and compensations
5.1	Compensations
5.1.1	The Seller and the Former Shareholders shall be fully liable for any breach of an obligation stated under this Agreement, including but not limited to any of the representations and warranties given under this Agreement being inaccurate, untrue or misleading.

5.1.2	The Seller and the Former Shareholders shall compensate the Buyer and/or the Company for any Losses suffered following:
(i)	inaccuracy or invalidity of any representation or warranty given under this Agreement;

(ii)	a breach by any Seller or Former Shareholder of any obligation stated in this Agreement.
5.1.3	Any Claims of the Buyer to the Seller or the Former Shareholders occurred between the Closing Date and the date falling 12 months after the Signing Date, shall be settled and satisfied from the Escrow Holdback Amount, in accordance with the provisions of this Agreement and the Indemnification Escrow Agreement.
5.2	Assistance
5.2.1	The Buyer shall notify the Seller and the Former Shareholders, by registered letter addressed to the Seller, of any third party notice or claim against the

Buyer in its capacity as a shareholder or against the Company in relation to facts that result in a breach of the representations and warranties in Clause 3.1 (Representations and warranties of the Seller and of the Former Shareholders) or the payment under any of the indemnities given by the Seller, in reasonable detail within thirty (30) Business Days of the Buyer becoming aware of such claim. Failure to so notify the Seller and the Former Shareholders shall result in the Buyer not being entitled to receive any compensation for such part of the Losses incurred which, according to the sufficient evidences provided by the Seller or the Former Shareholders, would have been avoided, should such third party claim had been notified in due time to the Seller and the Former Shareholders.

5.2.2	The Seller shall cooperate (including but not limited to giving information, documentation and files) with the Buyer and the Company in the defence, negotiation or settlement of any action, Proceeding, claim or demand which relates to such third party claim against the Buyer and/or the Company. The Buyer shall give the Seller and the Former Shareholders and their advisers access to all relevant documents and information relating to the matter.
6	Specific limitations
6.1	If the Buyer recovers from a third party all or any part of any Claim previously paid to them by the Seller or the Former Shareholders than the amount so recovered shall be reimbursed by the Buyer to the Seller within 15 Business Days.

6.2	The Parties hereby agree that the amount of indemnification for any Claim hereunder shall not exceed the Losses actually suffered by the Buyer and that the Buyer is not entitled to recover more than once in respect of any one matter giving rise to a Claim.

6.3	The Seller and the Former Shareholders shall not be liable for any Claims in respect of a breach of a representation and warranty that would not have occurred but for the passing of, or any change in after the Signing Date, any law, regulation, order or regulatory procedure or any increase in tax rates in effect of the Signing Date or any imposition of any tax not in effect of the Signing Date.
7	Independent obligations

The Former Shareholders’ warranties and indemnification obligations under this Agreement shall at no time be construed as a guarantee or an ancillary obligation but as a principal and independent obligation of each of the Former Shareholders.

8	Miscellaneous
8.1	Notices
8.1.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:
(i)	in the case of the Seller and the Former Shareholders to:

Mr Mihai Birliba

Address:	9 Eroilor Str. Piatra Neamt, Neamt County

Fax:	+40233 226 195

Attention:	Mr Mihai Birliba

(ii)	in the case of the Buyer, to:

Pregis GmbH

Address:	c/o Pregis Corporation
1650 Lake Cook Road
Suite 400
Deerfield
Illinois 60015
United States of America

Fax:	001 847 597 9752

Attention:	Mr. Steven Craig Huston
(iii)	or to such other address or fax number as the relevant Party may have notified to the other Party in accordance with this Clause 7.1.1.
8.1.2	Any notice will be considered to be delivered for purposes of this Agreement if delivered by hand, or sent by registered mail, or sent by prepaid overnight courier service by an internationally reputable carrier in the case of international service.

8.1.3	Without prejudice of the foregoing, any notice shall conclusively be deemed to have been received at the time of delivery if delivered by hand, registered mail or by prepaid overnight courier, as described above, and accepted in writing by recipient.
8.2	Expenses, costs and Taxes

Each of the Parties will bear its respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement, including but not limited to all Taxes, fees, and expenses of agents, representatives, counsel and accountants. It is hereby acknowledged that the Company shall not be responsible for any costs or expenses (in particular any advisors’ fees, broker’s fees, finder’s fees, or investment banking fees) incurred at any time in connection with pursuing or consummating the Contemplated Transaction. For the avoidance of any doubt, the Seller shall bear all Taxes and duties.

8.3	Waiver

Subject to the limitations herein the rights of the Parties to raise claims under a clause of this Agreement shall not be understood as excluding the rights of such Parties to claim under a different clause hereunder. Neither the failure nor any delay by a Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

8.4	Invalidity; severability

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under the Applicable Law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected. In such event, the Parties shall use their best endeavours within a reasonable time to replace the provision held to be illegal, invalid or unenforceable with a provision towards the same purpose that shall be legal, valid and enforceable.

8.5	Assignment; successors

No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, save for the Buyer which could at all times assign any of its rights under this Agreement to any Affiliate without any restriction.

8.6	Governing law

This Agreement and the Contemplated Transaction shall be governed by and construed in accordance with the Applicable Law.

8.7	Dispute resolution
8.7.1	Settlement of Disputes

Any dispute or difference arising out of or in connection with this Agreement, including without limitation any disputes regarding its valid conclusion, existence, nullity, breach, termination or invalidity (each a “Dispute” for purposes of this Clause 8.7 (Dispute resolution)), that cannot be resolved by amicable negotiations within 30 days from the notice served by any of the Parties relating to the potential Dispute (or in relation to a Dispute arising out of or in connection with Clause 5 (Claims and compensations), as provided therein) shall be finally settled under the Rules of Arbitration of the International Court of Arbitration of the Romanian Chamber of Commerce and Industry, by three arbitrators. One arbitrator shall be appointed by the Buyer, the second by the Sellers and the third by the other two in accordance with ICC Rules. The place of arbitration shall be Bucharest and the English language shall be used throughout the arbitral proceedings. The arbitral award shall be final and binding upon the Parties hereto. The costs of arbitration, including the costs of legal counsel, shall be determined by the Court of Arbitration. The Party requesting the initiation of the arbitration proceedings shall serve the other Party with a written notice that such proceedings will be initiated.

8.7.2	Cost of Dispute

In the event of a Dispute, the Party prevailing in such dispute shall be entitled to recover all expenses, including without limitation reasonable attorneys’ fees and expenses and arbitral and court-related costs, incurred in ascertaining such Party’s rights and in preparing to enforce, and in enforcing, such Party’s rights under this Agreement, as determined by the arbitration tribunal, whether or not it was necessary for such Party to institute any enforcement Proceedings.
8.8	Whole agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by the Applicable Law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.
8.9	Amendments (Variation)

No variation of this Agreement shall be effective unless previously mutually agreed upon by the Parties and evidenced in writing.

8.10	Public disclosure

No press or other public statement or circular shall be made or issued by the Sellers in connection with the subject matter of this Agreement unless previously mutually agreed to by the Parties and evidenced in writing. For marketing purposes, the Seller may, after the Signing Date, refer to the Contemplated Transactions in communications related at the financial community or to the media, provided that such communications are restricted to past EBITDA, 2006 EBITDA, initial investment, period of investment, realised IRR and the proceeds from the sale of the Sale Shares expressed as amount received and times money invested.

8.11	Survival of rights, duties and obligations

Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to another Party.

8.12	English language
8.12.1	All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English, which translation shall be the governing version between the Parties.

8.12.2	This Agreement shall be executed in six (6) originals as of the Signing Date in the English language, one for each Party.
IN WITNESS WHEREOF, each of the Parties, directly or by its duly authorised representative, has caused this Agreement to be executed on the Signing Date:

Mirto Trading LTD		Pregis GmbH

By:	/s/ Bogdan Stefan Iavolschi	By:	/s/ Steven Craig Huston

Name: Bogdan Stefan Iavolschi		Name: Steven Craig Huston
Title: Authorised Representative		Title: Authorised Representative

Mihai Birliba		Florin Mitrea

/s/ Mihai Birliba		By:	/s/ Florin Mitrea

Angelica Olariu	Pro Logistics GmbH

/s/ Mihai Birliba	By:	/s/ Mihai Birliba

Mihai Bîrliba	Mihai Bîrliba
Authorised Representative	Authorised Representative

Annex A – Disclosure Schedules
CORPORATE
1. Application of incorporation of 18 October 1994
2. By-laws of the Company of 20 September 1994
3. Additional Act to the Company’s By-laws of 26 February 1996
4. Application regarding the registration of amendments to the By-laws of 14 October 1996
5. Decision No. 243 of 15 March 1996 of Piatra Neamt Ordinary Court regarding the amendment of the By-laws.
6. Decision of 20 September 1994 issued by Piatra Neamt Ordinary Court regarding the establishment of Beatrice Prod Com S.R.L.
7. Statement of 5 April 1995 of Ioniche Corneliu regarding the lack of activity of the Company for the year 1994.
8. Statement of 23 January 1996 of Ioniche Corneliu regarding the lack of activity of the Company for the year 1995.
9. Additional Act No. 700 of 20 March 1996 to the Company’s By-Laws.
10. Application regarding the registration of amendments of 15 October 1996.
11. Decision No. 258 of 29 March 1996 of Piatra Neamt Ordinary Court regarding the amendment of the Company Contract and By-laws.
12. Ascertaining Certificate issued by Piatra Neamt Commercial Registry on 2 February 2006.
13. The Registration Certificate of the Company issued by Neamt Chamber of Commerce and Industry on 8 July 2002 (and two Annexes).
14. The Company Incorporation Certificate issued on 3 July 1998 by the Piatra Neamt Commercial Registry.
15. Company’s Contract of 24 June 1996.
16. By-laws of 24 October 1996.
17. Additional Act to the By-laws and to the Company’s Contract dated 19 April 2005.
18. Certificate of amendments registration regarding the Company dated 19 July 2005.
19. Decision No. 25933 of 15 June 2005 of Neamt Tribunal regarding the application of additional information registration related to Petroflax S.A.
20. Additional Act to the Company Contract of 22 September 2004.
21. Certificate of amendments registration regarding the Company dated 29 September 2004.
22. Decision No. 23274 of 29 September 2004 of Neamt Tribunal regarding the application of additional information registration.
23. Statement of the Company representatives of 12 May 1997.
24. Additional Act to the By-laws and to the Company Contract dated 11 June 2003.
25. Certificate of amendments registration dated 12 June 2003.
26. Decision No. 8192 of 9 July 2003 of Neamt Tribunal regarding the application of additional information registration related to Petroflax S.A.
27. Additional Act to the By-laws of Beatrice Prod Com S.R.L. of 24 June 1996.
28. Amendments application with the Commercial Registry of 25 November 1996.
29. Power of Attorney of 26 February 1996.
30. Decision No. 798 of 1 November 1996 of Piatra Neamt Ordinary Court regarding the change of the Company’s legal form.
31. Additional Act to the By-laws of the Company dated 30 April 1998.
32. Amendments application with the Commercial Registry of 18 June 1998.

33. Decision No. 4331 of 4 July 2002 of the Neamt Tribunal regarding the registration of amendments with the Commercial Registry.
34. Additional Act to the By-laws and to the Company’s Contract of 11 April 2002.
35. Accounting expertise report regarding the share capital increase of Petroflax S.A. dated 9 April 2002.
36. Additional Act to the By-laws and the Company’s Contract of 19 November 2001.
37. Additional Act to the By-laws and to the Company’s Contract of 22 April 2002.
38. Amendments Certificate of registration dated 8 February 2006.
39. Amendments registration Decision No. 376 of 9 February 2006 of Neamt Tribunal.
40. Amendments Certificate of registration dated 22 February 2006.
41. Ascertaining Certificate issued by Piatra Neamt Commerce Registry Office on 28 February 2006.
42. Decision No. 758 of 23 February 2006 of Neamt Tribunal regarding the registration of amendments with the Commercial Registry.
43. Additional Act to the By-laws and to the Company’s Contract of 25 August 2004.
44. Power of Attorney of Smarandache Laura-Cremona dated 9 January 2004.
45. Affidavit of Mitrea V. Florin of 9 September 2004.
46. Affidavit of Smarandache Miron Alexandru of 9 September 2004.
47. Power of Attorney of Olariu Emil dated 7 January 2004.
48. Power of Attorney of Birliba Mihai dated 5 January 2004.
49. Power of Attorney of Birliba Mihai dated 7 April 2004.
50. Minutes of the Extraordinary General Meeting of Shareholders of the Company dated 9 April 2002.
51. Additional Act to the By-laws and to the Company’s Contract of 25 April 2002.
52. Minutes of the Extraordinary General Meeting of Shareholders dated 19 August 2002.
53. Minutes of the Extraordinary General Meeting of Shareholders dated 24 September 2002.
54. Minutes of the Extraordinary General Meeting of Shareholders dated 2 December 2002.
55. Decision of the General Meeting of Shareholders dated 27 April 2004.
56. Decision of the General Meeting of Shareholders dated 1 May 2003.
57. Decision No. 978 of the General Meeting of Shareholders dated 9 June 2003.
58. Decision No. 103 of the General Meeting of Shareholders dated 8 November 2004.
59. Decision No. 104 of the General Meeting of Shareholders dated 17 December 2004.
60. Decision No. 106 of the General Meeting of Shareholders dated 17 November 2004.
61. Decision No. 320 of the General Meeting of Shareholders dated 5 July 2004.
62. Decision No. 105 of the General Meeting of Shareholders dated 2 February 2005
63. Decision No. 108 of the General Meeting of Shareholders dated 4 April 2005
64. Decision No. 109 of the General Meeting of Shareholders dated 30 March 2005
65. Decision No. 110 of the General Meeting of Shareholders dated 22 April 2005
66. Decision No. 111 of the General Meeting of Shareholders dated 30 June 2005
67. Decision No. 115 of the General Meeting of Shareholders dated 30 September 2005
68. Decision No. 116 of the General Meeting of Shareholders dated 30 October 2005
69. Decision No. 118 of the General Meeting of Shareholders dated 17 November 2005

70. Decision No. 1970 of the General Meeting of Shareholders dated 30 March 2005
71. Decision No. 2527 of the General Meeting of Shareholders dated 31 August 2005
72. Decision No. 2528 of the General Meeting of Shareholders dated 31 August 2005
73. Decision No. 112 of the General Meeting of Shareholders dated 16 January 2006
74. Decision No. 117 of the General Meeting of Shareholders dated 15 February 2006
75. Decision No. 1220 of the General Meeting of Shareholders dated 22 February 2006
76. Decision No. 1221 of the General Meeting of Shareholders dated 27 February 2006
77. Power of Attorney of Birliba Mihai dated 16 January 2006
78. Power of Attorney of Birliba Mihai dated 23 February 2006
79. Decision No. 8624 of 6 August 2002 of the Commercial Registry regarding amendments registration
80. Application with the Commercial Registry for amendments registration of 27 March 1998
81. Commercial Registry Amendments Certificate of registration dated 1 February 2000
82. Additional Act to the Company Contract No. 2412 of 19 November 2001
83. Additional Act to the Company Contract No. 1241 of 30 April 1998
84. Signature specimens for the bank-accounts
85. EGAS Decision No. 2355/1 of 15 December 2006
86. GAS Decision No. 2 of 15 March 2007
87. The Constitutive Act of the Company updated as of 15 March 2007
88. Judge Decision No. 1922 of 4 April 2007 issued by the mandatory judge of the Neamt Commercial Registry attached to the Neamt Tribunal
89. The Shareholders’ Register
90. Cumulative title for 10,800 shares numbered from 1 to 10800, Series D, No. 1, issued on 11 June 2003
91. Cumulative title for 5,600 shares numbered from 10801 to 16400, Series D, No. 2, issued on 11 June 2003
92. Cumulative title for 2,000 shares numbered from 16401 to 18400, Series D, No. 3, issued on 11 June 2003
93. Cumulative title for 1,000 shares numbered from 18401 to 19400, Series D, No. 4, issued on 11 June 2003
94. Cumulative title for 200 shares numbered from 19401 to 19600, Series D, No. 5, issued on 11 June 2003
95. Cumulative title for 200 shares numbered from 19601 to 19800, Series D, No. 6, issued on 11 June 2003
96. Cumulative title for 200 shares numbered from 19801 to 20000, Series D, No. 7, issued on 11 June 2003
97. Assignment Agreement of 16 December 2006 concluded between Mr. Smarandache Miron Alexandru and Mrs. Smarandache Laura Cremona as assignors and Mr. Birliba Mihai as assignee
98. Assignment Agreement No. 1 of 21 December 2006 executed by Smarandache Miron Alexandru as assignor and S.C. Pro Logistics S.R.L. as assignee
99. Assignment Agreement No. 2395 of 21 December 2006 executed by Smarandache Miron Alexandru as assignor and the Company as assignee
GENERAL APPROVALS, PERMITS AND AUTHORISATIONS
100. Note No. 245 of 6 March 2006 issued by Piatra Neamt Municipality
101. Receipt No. 2403688 of 18 August 2005 issued by Neamt Environmental Agency
102. Technical file issued by Neamt Environmental Agency for obtaining the favourable notice
103. Favourable notice of 3 November 2005

104. Technical file issued by Neamt Environmental Agency for obtaining the unique approval
105. Environmental Authorization No. 196 of 4 September 2006 issued by Agency for Environment Protection of Neamt County
COMMERCIAL AGREEMENTS
106. Standard sale – purchase agreement
107. Standard order
108. Advertising Agreement No. 45/696/059477 of 8 July 2003 between Pagini Nationale S.A. and Petroflax S.A.
109. Advertising Agreement No. 346179 of 13 August 2003 between Kompass Romania S.R.L. and Petroflax S.A.
110. Advertising Agreement No. 45/696/75218 of 21 April 2004 between Pagini Nationale S.A. and Petroflax S.A.
111. Advertising Agreement of 18 October 2004 between Neamt Commerce and Industry Chamber and Petroflax S.A.
112. Advertising Agreement No. 308 of 1 October 2004 between Petroflax S.A. and R.C. Venus Piatra Neamt
113. Advertising Agreement No. 338 of 7 December 2004 between S.C. Euromedia SRL and Petroflax S.A.
114. Advertising Agreement No. 45/698/04601 of 1 August 2005 between Pagini Nationale S.A. and Petroflax S.A.
115. Advertising Agreement No. 56 of 28 February 2005 between S.C. Euromedia TV SRL and Petroflax S.A.
116. Advertising Order by Pagini Aurii S.A. for Petroflax – Agreement No. 467844 – of 23 August 2005
117. Agreement between S.C. Pagini Aurii S.A. and Petroflax S.A.
118. Advertising Order by Pagini Aurii S.A. and Petroflax S.A. – Agreement No. 414273 — of 1 November 2004
119. Order Agreement between S.C. Pagini Aurii S.A. and Petroflax S.A.
120. Sale-purchase agreement No. 498 of 21 May 1997
121. Copy of Barter and Sales Agreement No. 1130 of 31 January 2007 entered into by end between Austrotherm GmbH and Petroflax S.A
122. Copy of Transportation Agreement no. 3253 of 3 January 2006 concluded by Petroflax and S.C. Petroflax Distribution S.R.L.
123. Copy of Trade Agency Agreement No. 100 of 1 June 2003 concluded with S.C. Petroflax Distribution S.R.L
124. Copy of Sale Purchase Agreement No. 2526 as of 30 August 2005 concluded with S.C. Famave Pack Kft
125. Copy of Sale Purchase Agreement No. 7 of 1 January 2007 entered with Masterplast Group International Zrt
126. Copy of Sale Purchase Agreement No. 113 of 8 March 2007 entered with S.C. Prosi S.A
127. Copy of Sale Purchase Agreement No. 103 of 22 January 2007 concluded with Baralchim S.R.L
128. Copy of Sale Purchase Agreement No. 728 of 16 September 2004 concluded with Arabesque S.R.L
129. Copy of Agreement No. 3564 of 2 May 2006 concluded with Moderne Verpackung
130. Copy of the Agreement No. 17 of 3 February 2006 concluded with Argos Packaging Systems BV
131. Copy of the Agreement No. 1487 of 18 January 2005 concluded with Orchard Foam Packaging Ltd.
132. Copy of the Agreement No. 105 of 25 January 2007 concluded with Matros 94 Imp. Exp. S.R.L.
133. Copy of the Agreement No. 253 of 5 December 2002 concluded with Prodinger OHG
134. Distribution Agreement No. 253 of 21 October 2005 entered into between the Company as producer and Prodinger Verpackung OHG
135. Sale and Purchase Agreement No. 104 of 23 January 2007 executed by the Company as seller and Romprest Imp-Exp S.R.L
136. Sale Purchase Agreement No. 106 of 27 January 2007 executed by the Company as seller and Proges S.R.L.

137. Commission agreement No. 100 of 3 January 2007 between the Company, as and Myco Intermed S.R.L.
138. Commission agreement No. 1 of 3 January 2007 executed by the Company and Nestler Com S.R.L
139. Statute of the Orange Foam, Production Services and Trade Company established as a limited liability company executed by the Company and Orange Pack Kft. on 06 January 2006
140. Lease and Sale-Purchase Agreement entered into between the Company and S.C. Sorenson Peterson S.R.L on 01 April 2007
141. Sale and Purchase Agreement No. 152 of 1 February 2006 concluded with Masterplast Kft, Hungary
142. Transportation Agreement no. 12 of 4 May 2007 concluded by Petroflax and S.C. Petroflax Distribution S.R.L.
OTHER AGREEMENTS
143. Lease agreement No. 238 of 7 February 2006 concluded with Amco Otopeni S.A.
144. Piatra Neamt Local Council Decision No. 218 of 28 September 1995 approving the direct concession granting
145. Additional Act No. 2 to the Services Agreement No. 1688 of 7 July 2003
146. Advertising agreement No. 45/696/059477 of 8 July 2003 concluded with Pagini Nationale S.A.
147. Agreement No. 346179 of 13 August 2003 concluded with Kompass Romania S.R.L.
148. Advertising agreement No. 45/696/75218 of 21 April 2004 concluded with Pagini Nationale S.A.
149. Advertising agreement of 18 October 2004 concluded with the Chamber of Commerce and Industry Neamt
150. Advertising agreement No. 308 of 1 October 2004 concluded with R.C. Venus Piatra Neamt
151. Radio and television advertising agreement No. 398 of 7 December 2004 concluded with Euromedia TV S.R.L.
152. Advertising agreement No. 45/698/04601 of 1 August 2005 concluded with Pagini Nationale S.A.
153. Radio and television agreement No. 56 of 28 February 2005 concluded with Euromedia TV S.R.L.
154. Standard Order agreement of Pagini Nationale S.A.
FINANCING, LOANS, OBLIGATIONS, LIABILITIES
155. Movable Security Agreement No. 39 of 6 February 2006 concluded with Finansbank (Romania) S.A.
156. Loan Agreement No. 136 of 5 August 2003 with convenient interest granted to small and medium plants/cooperative units from the unemployment insurances budget, according to Law No. 76/2002
157. Grant Contract No. RO – 9904.04 – 118 between RICOP SME and SC PETROFLAX SA
158. Loan Agreement and AFN No. 11 of 21 October 2005 concluded with Finansbank (Romania) S.A.
159. Additional Act No. 1 of 29 November 2005 to the Loan Agreement and AFN No. 11 of 21 October 2005 concluded with Finansbank (Romania) S.A.
160. Additional Act No. 2 of 29 November 2005 to the Loan Agreement and AFN No. 11 of 21 October 2005 between Finansbank (Romania) S.A. and S.C. Petroflax S.A.
161. Schedule 3 to the Loan Agreement and AFN No. 11 of 21 October 2005 concluded with Finansbank (Romania) S.A.
162. Additional Act No. 3 of 29 November 2005 to the Loan Agreement and AFN No. 11 of 21 October 2005 concluded with Finansbank (Romania) S.A.
163. Cash Loan Agreement No. 308 of 27 December 2004 concluded with Banca Comerciala RoBank S.A.
164. Additional Act No. 1 to the Cash Loan Agreement No. 308 of 27 December 2004 concluded with Banca Comerciala RoBank S.A.
165. Additional Act No. 2 to Cash Loan Agreement No. 308 of 27 December 2004 concluded with Banca Comerciala RoBank S.A.
166. Loan Agreement No. 902 of 21 November 2005 concluded with BRD – Groupe Societe Generale S.A.

167. Loan Agreement No. 901 of 21 November 2005 concluded with BRD – Groupe Societe Generale
168. Movable Security Agreement No. 308 of 27 December 2004 concluded with Banca Comerciala RoBank S.A.
169. Loan Agreement No. 136 of 5 August 2003 concluded with Banca Comerciala Romana
170. Additional Act No. 136/B to Loan Agreement No. 136 of 5 August 2003 concluded with Banca Comerciala Romana
171. Account extract of 28 June 2004
172. Account extract of 15 June 2004
173. Account extract of 27 April 2004
174. Account extract of 10 March 2004
LABOUR AND LABOUR RELATED MATTERS
175. Decision No. 126 of 21 March 2006 of the general manager of the Company
176. Order No. 187 of 16 April 1998 issued by the Ministry of Labour
177. Standard individual labour agreement
178. Prior information referring to the individual labour agreement (ILA)
179. Additional act No. 149 of 20 February 2006 to the ILA No. 45240 of 1 November 2001
180. Decision No. 4 of 20 February 2006 of the general manager of the Company
181. ILA No. 45240 of 8 November 2001
182. Additional act No. 3255/3 of 1 January 2006 to ILA No. 22810 of 9 February 2004
183. ILA registered with ITM (the Labour Territorial Inspectorate) under No. 22810 of 26 February 2004
184. Additional act No. 3255/2 of 1 January 2006 to ILA No. 26206 of 1 May 1997
185. Additional act No. 148 of 20 February 2006 to ILA No. 26206 of 1 June 1997
186. Decision No. 3 of 20 February 2006 of the general manager of the Company
187. ILA No. 26206 of 30 April 1997
188. Agreement with Expert Manager SRL No. 2069 of 18 April 2005 and report of activity
189. Agreement with Codecs No. 443 of 1 April 2005
190. Agreement with Codecs No. 3214 of 20 December 2005
191. Agreement with Family Provider Industry SRL No. 1 of 20 September 2004
192. Agreement with Expert Manager SRL No. 1688 of 17 February 2003 and additional act dated 1 April 2003
193. Agreement with Nestler Com SRL No. 3254 of 3 January 2006
194. Internal Regulation No. 1825 of 4 April 2003
195. Regulation of Organisation and Operation of 23 March 2003
196. Collective Labour Agreement of the Company dated 28 October 2005
197. Decision No. 126 of 21 March 2006 of the general manager of the Company
198. Minutes of the control bodies of ITM No. 6487 of 7 April 2005
199. Minutes No. 08247 of 28 December 2004
200. Minutes No. 7863 on 3 August 2004 and response address of the Company
201. Individual Labour Agreement of Mr Birliba Mihai No. 11648 of 10 march 2003
202. Additional Act No. 1 to the Individual Labour Agreement of Mr Birliba Mihai No. 11648 of 10 march 2003.
203. Note No. 498 of 31 January 2006 issued by the Labour, Social Solidarity and Family Direction

204. Additional Act No. 4 of 27 April 2006 to the Individual Labour Agreement of Mr Tarlea Catalin No. 45240 of 01 November 2001
205. Loan agreement No. C17002006000540 of 16 October 2006 executed with OTP Bank Romania S.A
206. Pledge Agreement No. C17002006000540 of 16 October 2006 on current accounts in favour of OTP
207. Pledge Agreement No. C17002006000540 of 16 October 2006 over certain goods in favour of OTP
208. Credit Agreement No. 63 of 12 December 2006 concluded with Alpha Bank Romania S.A.
209. Credit facility with multi optional credit line No. 63/1 of 12 December 2006 entered into and between the Company as borrower, Alpha Bank as lender, Mr. Mihai Birliba and S.C. Pro Logistics S.R.L. as guarantors (annex to the Loan Agreement No. 63/2006)
210. Mortgage Agreement No. 288 of 12 December 2006 notarized under No. 3686 by public notary Blaj-Avram Liliana, in favour of Alpha Bank
211. Pledge Agreement No. 289 of 12 December 2006 in favour of Alpha Bank
212. Pledge Agreement No. 283 of 12 December 2006 in favour of Alpha Bank
213. Pledge Agreement No. 1 of 23 January 2007 in favour of Alpha Bank
214. Pledge Agreement No. 2 of 23 January 2007 in favour of Alpha Bank
215. Pledge Agreement No. 282 of 12 December 2006 in favour of Alpha Bank
216. Pledge Agreement No. 291 of 12 Decemebr 2006 in favour of Alpha Bank
217. Pledge Agreement No. 1 of 28 December 2006 in favour of Alpha Bank
218. Loan agreement No. 820 of 20 November 2006 executed with BRD Societe Generale S.A.
219. Pledge Agreement No. 1184 of 20 November 2006 entered into between the Company and BRD Groupe Societe Generale S.A.,
220. Pledge Agreement No. 1184 of 20 November 2006 entered into between the Company and BRD Groupe Societe Generale,
221. Loan agreement No. 821 of 20 November 2006 executed with BRD Societe Generale
222. Addendum No. 1 to contract No. RO9904.04-118 between RICOP Fund Manager as contracting authority and Petroflax as beneficiary (registered with Petroflax under No. 1972/14 April 2004)
223. Annex II, General Conditions applicable to European Community-financed grant contracts concluded under decentralised external aid programmes
224. Management agreement No. 100/1 of 03 January 2007 concluded with Nestler Com S.R.L.
225. ILA No. 26206 of 30 April 2004 with Patrascu Gheorghita
226. ILA No. 45210 of 8 November 2001 with Tirlea Catalin
227. ILA No. 114 of 09 February 2004 with Grigoras Crina Cezara
REAL ESTATE
228. Sale purchase agreement No. 1532 of 15 August 2001 with Elvila S.A.
229. Rectification decision No. 5502 of 4 September 2001 issued by Adela Surugiu notary public
230.. Decision No. 9043 of 21 August 2001 issued by the Land Book Registry
231. Rectification decision No. 10382 of 10 September 2001 issued by the Land Book Registry
232. Cadastral documentation regarding the immovable property located at 1 Dumbravei street, Piatra Neamt issued on 31 July 2001 by the Piatra Neamt Cadastral Office
233. Concession agreement No. 9974/1of 6 June 2005 with Piatra Neamt local council
234. Hand-over minutes No. 9974/1 of 6 June 2005 between Piatra Neamt local council and the Company

235. Lease agreement No. 9974/2 of 6 June 2005 with Piatra Neamt Local Council
236. Cadastral documentation for the immovable property located at 2 Horia Street, Piatra Neamt issued on July 2005 by the Piatra Neamt Cadastral Office
237. Hand-over minutes No. 9974/2 of 6 June 2005 entered into between the Piatra Neamt local council and the Company
238. Sale purchase agreement for buildings No. 498 of 21 May 1997 with Romexim Coop S.A.
239. Tender minute No. 516 of 21 April 1997
240. Cadastral documentation for the immovable property located at 1 Dumbravei Street, Piatra Neamt issued on January 2004
241. Cadastral documentation for the immovable property located at 1 Dumbravei street, Piatra Neamt issued on March 2004
242. Payment Order No. 843 of 1 March 2006
243. Payment Order No. 844 of 1 March 2006
244. Payment Order No. 845 of 1 March 2006
245. Payment Order No. 846 of 1 March 2006
246. Building authorization No. 253 of 23 July 2003
247. Land Book extract No. 6921 of 4 May 2006
248. Concession agreement No. 9974/1 of 6 June 2005
249. Hand over minute No. 9974 of 6 June 2005
250. Lease agreement No. 9974/2 of 6 June 2005
251. Hand over minutes No. 9974/2 of 6 June 2005
252. Cadastral documents No. 2120028 of 14 July 2005
253. List of building-development works in progress
254. List of finalized building-development works
255. Sale-Purchase Agreement notarized under No. 855 of 11 April 2007 executed by the Company as seller and S.C. Soren Petersson S.R.L as buyer
256. Certificate No. 103 of 29 June 2004 issued by Petroflax with reference to the final receipt of a technological line for recycling plastic waste
257. Temporary handing-taking over minutes of 6 May 2004 with reference to a technological line for waste recycling of low density polyethylene
MOVABLE PROPERTY
258. Balance sheet of the fix immovable on 28 February 2006
259. Share sale purchase agreement dated 01.04.2007 concluded by Petroflax S.A. with Soren Peterson with respect to a plastics recycling line.
INTELLECTUAL PROPERTY
260. Technical Agreement 008-03/038-2004
261. Certificate No. 812 of 31 March 2004 for AEROQ trademark
262. Decision No. 219984 issued by Romanian State Office for Inventions and Trademarks regarding the name “ROFLEX UN PRODUS PETROFLAX”
263. Application No. 1572 of 1 February 2005 for trademark registration
264. The catalogue of the ROFLEX products

265. Note No. 1694 of 17 February 2005 issued by the Company directed to Romanian State Office for Inventions and Trademarks
266. Note No. 2911 of 14 February 2005 issued by Romanian State Office for Inventions and Trademarks
267. Invoice series B YDS No. 7712920 of 20 April 2006
268. Receipt series B XVG No. 9361670
269. Trademark registration certificate No. 68810 issued by OSIM
270. Proof of the availability of the emblem “ROFLEX UN PRODUS PETROFLAX” issued by Neamt Trade Registry at 05 July 2006
INSURANCE MATTERS
271. Insurance policy No. 2357333 concluded with Alliantz-Tiriac Asigurari S.A. on 12 September 2005
272. Additional Act No.1 of 11 July 2005 to the insurance policy No. 2354671 of 31 March 2005
273. Additional Act No. 2 of 25 November 2005 to the insurance policy No. 2354671 of 31 March 2005 and Schedule 1 and 2
274. Additional Act No.4 of 13 December 2005 to the insurance policy No. 2354671 of 31 March 2005 plus Schedule 1 and 2
275. Insurance policy No. 2354671 concluded with Alliantz-Tiriac Asigurari S.A. on 31 March 2005 and (Schedule 1, 2, 3, 4, 5)
276. Assignment Letter No. 984 of 8 February 2006 for OTP Bank – Neamt Branch
277. Insurance Offer issued by Mediatis Broker de Asigurare S.R.L.
278. Assignment Letter No. 14980 of 8 December 2005 for BRD –GSG S.A. Neamt Branch
279. Guarantees for BRD –GSG S.A. Neamt Branch related to the loan granted to the Company
280. Insurance policy No. 1560924 concluded with Alliantz-Tiriac Asigurari S.A.
281. Insurance policy No. 1560925 concluded with Alliantz-Tiriac Asigurari S.A.
282. Insurance policy No. 1560926 concluded with Alliantz-Tiriac Asigurari S.A.
283. Insurance policy No. 1560927 concluded with Alliantz-Tiriac Asigurari S.A.
284. Insurance policy No. 272599 concluded with Asiban S.A.
285. Specification to the policy A*272599 of 13 March 2006
286. Insurance policy No. CI05NT 042155 of 11 November 2005 concluded with Astra Asigurari S.A.
287. Insurance agreement series BY No. 0014486 of 21 December 2005
288. Insurance agreement No. 5149247 of 21 December 2005
289. Insurance agreement No. 5674601 of 27 June 2005
290. Insurance agreement No. 0298931
291. Insurance agreement No. 119007677 of 28 August 2005
292. Insurance agreement No. 0184256
293. Insurance agreement No. 119007738 of 16 May 2006
294. Insurance policy No 110482066 of 16 May 2006 concluded with Allianz-Tiriac S.A.
295. Email from Cristi Cusu to Zorin Puscanu on 13 December 2005
296. Insurance agreement series AR No. 0722208 concluded with Asirom S.A.
297. Analysis of the insurance offers of March 2006 issued by Mediatis Broker de Asigurare
298. Note No. 29238 of 30 June 2004 issued by the Control General Direction
299. Direct conciliation issued by the Company No. 0283 of 28 June 2004

300. Conciliation Note No. 2707 of 21 April 2004
301. Minutes No. 2513 of 23 January 2004
302. Intervention minutes No. 09 of 21 March 2004
303. Invoice series NT AGA No. 0830895
LITIGATION
304. Address dated 11 April 2005 from Botosani Ordinary Court to the Company
305. Cover letter for communicating court decisions dated 16 June 2005 from Botosani Ordinary Court to the Company
306. Copy of the court minute No. 1659, file No. 5714/2004
307. Subpoena issued on 5 October 2005 from Botosani district court to the Company
308. Subpoena No. 6436 issued on 9 June 2005 from Botosani district court to the Company
309. Hand-over protocol executed on 28 October 2003
310. “Borderou” for cashing up cheques No. 989 of 17 October 2003
311. Refusal of payment of the cheque No. BC 30200121924
312. Invoice series NT XHB No. 8842968
313. Invoice series NT XHB No. 8842988
TAXATION, INCENTIVES, DIRECT INVESTMENTS
314. Statement of assessment No. 3406 of 31 January 2006
315. Statement of assessment No. 3407 of 31 June 2006
316. Statement of assessment No. 3408 of 31 June 2006

Annex B – Representations and warranties of the Seller and of the Former Shareholders
1	Legal capacity and competences of the Sellers; No conflict
1.1	Legal capacity of the Seller

The Seller is a legal entity duly organised, existing and in good standing under the laws of Cyprus and has the right and legal capacity necessary for executing and performing the Transaction Documents, and otherwise consummate the Contemplated Transaction, and as at the Signing Date, it has the right and legal capacity necessary to sell the Sale Shares.

1.2	Authority and approvals

The execution and performance of the Transaction Documents by the Seller is compliant with the statutory and any other regulations, of any nature binding to the Seller. The Transaction Documents have been duly and validly executed by the Seller and are the legal, valid, and binding obligation of the Seller and are enforceable against the Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

1.3	No conflict
1.3.1	The fulfilment of the conditions and obligations set by the Transaction Documents does not represent an event of default for the Seller under the following documents:
(i)	the constitutive documents of the Seller;

(ii)	any agreement executed and assumed by the Seller as a contractual party;

(iii)	any legal provision or court order, sentence or decision, ordinance issued by any competent courts or any other competent authority by which the Seller is bound.
1.4	To the knowledge of the Seller and of the Former Shareholders, the Seller is not a party to any litigation that might reasonably be expected to have a materially adverse effect upon the Seller’s or the Company’s business, as now conducted or as expected to be conducted in the future.
2	Binding Effect

This Agreement constitutes, and any other documents pursuant to or in connection with this Agreement constitute, by signing them, validly and legally, valid and binding obligations of each Seller for the fulfilment of the obligations provided under these documents.

3	Sale Shares
3.1	The Seller and the Former Shareholders hereby represent and warrant to the Buyer that, as of the Signing Date:
3.1.1	all Sale Shares have been duly authorised, paid in full, and validly issued;

3.1.2	the Seller is the exclusive and unconditional owner of, and has a good and valid title to all its respective Sale Shares, free and clear of any Encumbrance and, upon transfer to the Buyer as contemplated herein, the Buyer becomes the owner of all of such Sale Shares;

3.1.3	the Sale Shares are free of any Encumbrances. There was not executed any agreement which may create an Encumbrance which may affect the sale and no Person raised any claim to this respect.
3.2	The Seller and the Former Shareholders warrant to the Buyer the following:
3.2.1	there are no securities of the Company which are convertible into shares or other interests in its capital;

3.2.2	there are no due subscriptions, promises to sell, warrants, offers, commitments or agreements obliging the Company to issue new shares or other interests in its capital or any securities of any class or kind or which in any way relate to the authorised or paid share capital of the Company; or

3.2.3	there are no agreements (other than this Agreement) which grant to any Person the right to purchase or otherwise acquire any ownership interest in the Company.
3.3	The acquisition of the Sale Shares by the Buyer:
3.3.1	shall not cause to the Company any profit losses;

3.3.2	shall not release any third Person of its obligations towards the Company and shall not determine any right of a third Person with respect to the distribution of the Company’s profit;

3.3.3	shall not create any pre-emption right as regards the Sale Shares;

3.3.4	shall not create in favour of a client or of a supplier a right to terminate or decrease its business with the Company or to change the contractual terms;

3.3.5	shall not lead to the termination of the individual labour agreements of the Company’s employees, according to their terms;

3.3.6	shall not determine and shall not accelerate the due date for the payments owned by the Company before their normal date, or withdrawal of a financial facility out of which the Company is benefiting.
4	The Company
4.1	The Company and its Affiliates. Commitments between the Company and its Affiliates
4.1.1	All documents requested under the law for being submitted to the relevant Public Authorities were drafted and filed in a correct manner and communicated, if and as the case;

4.1.2	The Company has not transferred or constituted in favour of a third Person any right which may determine the issuance of new shares within the Company;

4.1.3	The Seller and the Former Shareholders warrant the following:
(a)	The Company does not hold any participations to the share capital of other companies;

(b)	The Company does not and did not approve to become a member of any association (joint venture agreement, consortium, etc);

(c)	The Company does not own any branch or any headquarters outside its country of incorporation.
4.1.4	All dividends declared by the Company are compliant with the Constitutive Act of the Company and with the in force Romanian legislation and were fully paid.

4.1.5	The share capital of the Company is validly issued and fully paid. The Company does not have any authorised, issued or outstanding securities convertible into or exchangeable for capital stock, nor does any Person hold any option or right to purchase or otherwise acquire any shares of capital stock or any securities convertible into or exchangeable for such capital stock. The Company has not declared, and has no outstanding commitment, to pay any dividend or to make any distribution or transfer of assets to its shareholders or persons affiliated with them. The Company has not adopted or committed to any change in its equity capitalisation.

4.1.6	The Company has no subsidiaries.

4.1.7	There is no debt/liability or warranty with respect to such debt/liability and no contract or extraordinary arrangement between the Company and its Affiliates or between the Company and:
(i)	the Seller, the Former Shareholders, any other former shareholders of the Company or any other Affiliates of such Persons;

(ii)	any manager of an Affiliate of the Company; or

(iii)	any person connected to such manager.
4.1.8	The Company:
(a)	is not insolvent/in incapacity of payment according to the applicable legislation or to the Romanian in force legislation;

(b)	has not stopped to make the due payments;

(c)	has not signed any transaction with its creditors;

(d)	is not under the control or management of persons designated by any of its creditors (judicial administrator, liquidator, etc);

(e)	has not received notices regarding the intention of designating a receiver/liquidator;

(f)	no litigation has been filed and there are no circumstances which may lead to the dissolution of the Company, and to the distribution in favour of its creditors of the assets owned by the Company.
4.2	Incorporation and organisation of the Company
4.2.1	The Company is a company legally incorporated and organised and under proper conditions in accordance with the Romanian law; accurate and complete copies of the certificates of registration and of the Constitutive Act, including all amendments made by additional acts, any other corporate documents (minutes of the General Assembly of Shareholders or of the Board of Directors, registrations with the commercial registry) have been provided to the Buyer;

4.2.2	The Company is conducting its business in compliance with the Romanian law (including in compliance with the competition laws) and in compliance with all applicable regulations or any requirements of all Public Authorities having jurisdiction over it.
4.3	Authorisations; Licences
4.3.1	The Company holds all licences, permits and Authorisations necessary for the proper carrying on of its business; and

4.3.2	There is no fact, condition or circumstance which may create any right to terminate, cancel, modify, amend, revoke or expire any Authorisation applicable to the Company.
4.4	Disputes; Investigations
4.4.1	the Company, its directors, managers and the persons responsible under the labour contracts and any other agreement concluded with the Company are not subject to any investigation, administrative hearing, litigation or arbitration before any court, Public Authority, regulatory authority, or tribunal in respect of its business or assets including its intellectual property rights;

4.4.2	there are no premises or circumstances which may envisage the occurrence of any litigation, investigation, control, administrative hearing, mediations, arbitral procedures, according to the provisions of Clause 4.4.1 above;

4.4.3	the Company is not part to any litigation which may have a negative impact over the Company, in case in progress or it is expected to be in progress in the future; and

4.4.4	the Company is not in default with respect to any judgment, order, decree, injunction, decision, ruling or award of any Public Authority or judicial arbitration or administrative court, tribunal, whether domestic or foreign.
4.5	Assets
4.5.1	According to the ownership titles legally and validly executed, the Company is the exclusive and unconditional owner of its core business related and other material tangible and intangible movable property used by the Company or, alternatively, the Company has a valid and in full force and effect right of use over such assets.;

4.5.2	The Company does not have any obligation to purchase any land or building, except the bilateral promise to sell and purchase agreement concluded with Tehnoutilaj S.A. on 3 July 2007, with respect to the piece of real located in Piatra Neamt, 1 Dumbravei Str., Neamt County, registered with the land book of Piatra Neamt under number 20990/N, cadastral number 689;

4.5.3	All obligations resulting out or in relation to the rental agreements to which the Company is a party were fulfilled by the Company;

4.5.4	The current use of the rented spaces by the Company is compliant with the Romanian legislation;
4.6	Agreements
4.6.1	The Company is not a party or bound by:

(a)	contracts not arising in the ordinary course of business, except as disclosed in Annex A (Disclosure Schedules);

(b)	loan and credit agreements, security agreements, guarantees, other agreements creating an Encumbrance over the properties of the Company, except as disclosed in Annex A (Disclosure Schedules);

(c)	contracts by and between the Company and the Seller, or any of the Former Shareholders or their Affiliates, or any other Persons with whom the Company is not dealing at arm’s length;

(d)	contracts ceasing their validity or which may be terminated as a consequence of the change of the structure of the share capital or the change of the management of the Company;

(e)	contracts of supply or transport of goods and/or services not dealing on arm’s length providing for discounts, price adjustments or any financial benefits after the Signing Date.
4.6.2	The Company is conducting its business in an appropriate manner and is entitled to all benefits resulting of any of the agreements to which it is a party;

4.6.3	Each material agreement is in full performance and is enforceable against both parties as concerns the fulfilment of the obligations stipulated by them. The Company has not breached any of the provisions of these agreements and in case such a breach occurred, the necessary remedies were applied;

4.6.4	For the purposes of this paragraph, “material agreement” means any agreement concluded by the Company having a value exceeding EUR 10,000; and

4.6.5	The Company has not received any notice of termination of a contract and there are no events which may generate the termination of any agreement.
4.7	Financial arrangements; Warranties created by the Company
4.7.1	The Company has not granted and has not entered into any securities, mortgages, pledges, privileges and other security instruments as regards the loans obtained and other obligations undertaken, except as disclosed in Annex A (Disclosure Schedules).

4.7.2	The Company is not a party and is not bound by any comfort letter or agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the liabilities or obligations of any Person (whether accrued, absolute or contingent).

4.7.3	The amount borrowed by the Company does not exceed the limitations provided in:
(a)	The Constitutive Act; or

(b)	Any other binding document toward the Company.
4.7.4	The Company has not contracted loans which were not reimbursed according to their contractual terms, and the Company has no debts other than those arising in the normal course of business and the Company complied with and did not breach any of the provisions of the loans contracted by the Company until the Signing Date.

4.7.5	The Company has not contracted any Indebtedness otherwise than in the ordinary course of its core business.

4.7.6	All receivables of the Company can be recovered on their due date.

4.7.7	The debits of the Company registered in the accounting books of the Company were entirely paid on their due date.

4.7.8	The Company is not responsible for the debts and non-performance of the obligations of third parties.

4.7.9	Information regarding the balance of all the bank accounts of the Company indicating the exact status of the previous day to the Signing Date were communicated to the Buyer.

4.7.10	The Seller and the Former Shareholders warrant that as of the date of the balances mentioned above there were not performed any payments except regular ones, necessary for the Company’s business.

4.7.11	The Seller and the Former Shareholders represent and warrant that as of the Signing Date they are familiar with the financial status of the Company and the Seller, the Former Shareholders or any of their Affiliates do not hold any receivable against the Company, except as disclosed in Annex A (Disclosure Schedules).

4.7.12	The change of the Company’s management shall not lead to:
(a)	Termination of any financial arrangement or agreement to which the Company is a party;

(b)	Acceleration of the debts toward the Company, or the possibility that the due dates occur before the agreed term.
4.8	Competition
4.8.1	The Company is not part to any agreement, arrangement, practice or activity which may trigger sanctions according to the Romanian legislation regarding competition. No manager of the Company is involved in any activity which may contravene to the applicable competition legislation or to the Romanian competition legislation and which may harm the Company; and

4.8.2	The Company is not subject of any investigation or procedures performed by a competent body as consequence of breaching the Romanian competition legislation.
4.9	Representation of the Company for performing its business
4.9.1	As of the Signing Date, the Company is not represented toward third parties by no proxy/ commissioner/ representative based on a valid contract or power of attorney for undertaking any obligations of the Company, other than those regularly undertaken in carrying on the business of the Company;

4.9.2	The persons generally authorised to represent the Company for carrying on its business are (i) Mr Birliba Mihai and (ii) Mr Dan Gavriliu.

4.10	Accounting. Financial statements
4.10.1	The accounting books were held in compliance with the accounting standards, with the principles and practices accepted in Romania;

4.10.2	The accounting books are showing a true and accurate image of the activity of the Company and:
(a)	Contain accurate and complete referrals to the unpaid debts, movement of the stocks with slow rotary speed, and regarding the fixed assets;

(b)	Contain accurate and complete referrals of all commitments and contingent liabilities of the Company;

(c)	Are not under-appreciating the value of the raw materials and of the fixed assets;

(d)	Are not over-appreciating any obligation.
4.10.3	The accounting books contain accurate and complete referrals to the Tax related obligations and other obligations of the Company.

4.10.4	The validity of the accounting books is not and shall not be influenced by any error of filling.

4.10.5	The accounting books were held by the Company in accordance with the relevant in force legislation, before the Signing Date and shall be placed at the Buyer’s disposal on the date of the transfer of ownership over the Sale Shares.

4.10.6	As regards the Company’s trial balance as at 30 April 2007 (attached hereto as Annex F (Company’s trial balance as at 30 April 2007)) it has been prepared in accordance with the applicable Romanian legislation and truly represents in all material aspects the financial position of the Company as at 30 April 2007.

4.10.7	All financial statements of the Company were prepared and maintained in an accurate manner and have no errors of filling or discrepancies, these statements being on the Company’s possession.

4.10.8	The Company’s Indebtedness as at the Signing Date is as described in Annex G (Company’s Indebtedness as at the Signing Date).
4.11	Changes from the date of the last financial statements
4.11.1	As of the date of latest registered Accounts until the Signing Date:
(a)	The Company carried on its business normally;

(b)	The Company did not undertake to make other payments in connection to new agreements or to the existing ones, which value is exceeding EUR 25,000;

(c)	There is no material change regarding the assets, financial status and the activity of the Company;

(d)	The Company did not issue any new shares;

(e)	Except the cases provided under the Agreement, no dividend or any other profit or assets distribution was made or declared by the Company;

(f)	The Company (i) did not lend either accumulated any amount for the purpose of securitisation; (ii) did not increase the share capital and (iii) did not purchase, invested or deposited any valuables;

(g)	No decision of the shareholders of the Company was issued in other purpose than for the normal course of business; and

(h)	No asset for commercialisation reflected in the accounting books did not generate smaller revenue than the one envisaged by such books.
4.12	Tax Warranties
4.12.1	All notices, statements, reports, accounting books, calculations, valuations and registrations and any other necessary information communicated by the Company to any competent (fiscal) authority for taxation purposes, were drafted in an accurate and complete manner as of the date of their communication and remained accurate and complete in all aspects and no document presented above is or may become the object of a litigation with any fiscal authority.

4.12.2	All taxes (whether payable in Romania or abroad) that the Company owes or that the Company must take account of were duly calculated and paid;

4.12.3	Since incorporation until the Signing Date the Company did not pay any penalties, interests or other such charges in relation to tax liabilities nor shall the Company become liable in the future for the payment of any such charges in relation to acts, facts or circumstances occurred prior to the Signing Date.

4.12.4	All transactions for which the fulfilment of the custom formalities or obtaining the approval from any tax authority were executed by the Company after obtaining the approval or fulfilling the custom formalities. Any request for these custom formalities or approval was made based on the complete and appropriate supply of relevant information. All these transactions were performed by observing the conditions imposed by the custom formalities and by the authorisations.

4.12.5	The Company has properly made all the claims, waives of rights, respectively have adopted in an appropriate manner all the decisions with respect to the accounting data and none of these claims, waives or decisions can be objected or withdrawn.

4.12.6	The Company did not make any request regarding:
(a)	request of tax facilities in favour of the Company (including additional requests), waving of any right or exercising any option of avoiding the applicability of a legal provision;

(b)	submitting any objections against any valuation act or determining any tax obligation, issued by the competent authorities;

(c)	postponing the term for the payment of the tax obligations.
4.12.7	The Company has sufficient evidences as for determining the tax related aspects deriving of any sale or assignment of the assets property of the Company on the date of the last accounting evidences or acquired from this date but before the signing of the Agreement.

4.12.8	The Company properly submitted in due time all statements required under the Romanian legislation and paid all Taxes due and payable under these statements.
4.13	Insurances
4.13.1	The insurance policies for assets created on behalf of the Company before the Signing Date shall ensure an appropriate cover against all material risks which may occur.

4.13.2	The Seller and the Former Shareholders represent that no material insured event under the insurance policies has occurred and that there is no material procedure in progress as a consequence of the occurrence of such an insured event. The Parties agree that “material insured event” is any insured event having a value exceeding EUR 10,000; and

4.13.3	There is no claim regarding the validity of any insurance policy and, until the date hereof no event which may lead to the occurrence of such claim occured.
4.14	Human Resources
4.14.1	All labour contracts between the Company and its employees are concluded according to the Romanian in force legislation.

4.14.2	In accordance with the diligent and sound commercial practices in the industry, the Company holds an efficient number of employees for carrying out its activities

4.14.3	The Seller and the Former Shareholders warrant that the Company complied with all its obligations towards its employees, as provided under the Romanian applicable legislation and under the applicable individual and collective labour agreements.

4.14.4	There is no notice (issued by the Company or by its employees) with respect to the termination of a labour agreement and no labour litigation between the Company and its present or former employees with respect to the execution or termination of the labour agreement.

4.14.5	There was not yet made any offer of employment from the Company which was not accepted or was accepted but without the beneficiary having started his activity.

4.14.6	The transfer of the Sale Shares to the Buyer shall not entitle any manager or a person from the management of the Company to terminate his labour agreement or to receive an additional benefit, except the cases expressly provided by this agreement.
4.15	Environmental
4.15.1	The Company removed any and all asbestos devices/materials (e.g. gaskets, roofs materials) from any of its assets or equipments;

4.15.2	The removal or replacement of all the asbestos devices/materials has been carried out in accordance with the Applicable Law and, inter alia, in accordance with the health and safety standards;

4.15.3	The water and soil at any of the premises where the Company’s activity is currently carried out are not in any manner polluted.

4.15.4	The Company obtained all the environmental authorisations/permits needed both for the headquarters and its working units (where and if necessary) and the application was filed correctly and diligently and in full compliance with the Applicable Law.
4.16	Intellectual property
4.16.1	The Company does not hold any registered intellectual property rights or in the process of being registered other than those disclosed in Annex A (Disclosure Schedules).

4.16.2	The Company does not hold any licences for the use of certain rights of intellectual property owned by third Persons and has not granted any such licences to third Persons.

4.16.3	During the course of business of the Company, there was and there is no breach and is unlikely to be breached in the future any intellectual property rights of third Persons.
4.17	Information Technology (IT)
4.17.1	Considering the IT agreements entered into by the Company, the Seller and the Former Shareholders represent that the Company is the holder of the IT system used in for its own activity, free of any charge. The Company has obtained all necessary authorisations for fully using its IT system and there are no other needed licenses or authorisations other than those disclosed in Annex A (Disclosure Schedules).

4.17.2	The IT agreements are valid and binding and shall not cease on the moment the management of the Company will change.

4.17.3	The Company has implemented the necessary procedures for securing the IT system and for ensuring the confidentiality and integrity of the data included within the system.

Annex C – Representations and Warranties of the Former Shareholders
1	Capacity of the Former Shareholder

Each of the Former Shareholders has the requisite rights, power and authority, to enter into and to perform its obligations under this Agreement. The execution and performance by each Former Shareholder of this Agreement is duly and validly authorised and executed by him and constitutes a valid and binding obligation of the respective Former Shareholder, enforceable against him in accordance with its respective terms.

2	No Violation
2.1	The execution and the performance by each Former Shareholder of this Agreement and any other agreement entered into pursuant to this Agreement shall not constitute a violation of, or a default under, or conflict with (i) any contract, arrangement or agreement of the respective Former Shareholder, whether oral or in writing, the effect of which would impair the respective Former Shareholder’s ability to perform any of his obligations under this Agreement or to any other agreement entered into pursuant to this Agreement, or (ii) any order, writ, injunction, decree, judgement or any legal body to which such Former Shareholder is a party or by which he is bound, the effect of which would materially impair the respective Former Shareholder’s ability to perform any of its obligations pursuant to this Agreement or to any other agreement entered into pursuant to this Agreement.

2.2	The execution of this Agreement will not require on the part of any Former Shareholder any permit, consent, approval of any court or other governmental or regulatory body or agency or any consent of any third party in this respect.
3	Financial standing of the Former Shareholders
3.1	Each Former Shareholder is in good financial standing and is able to meet any and all of its debts as they fall due.

3.2	Each Former Shareholder has all financial resources to fully indemnify the Buyer under this Agreement.

Annex D – Representations, warranties and commitments of the Buyer
1	The Buyer hereby represents and warrants to the Sellers that:
1.1	the execution and delivery of this Agreement and the performance of the Contemplated Transaction have been duly and validly authorised by it, and all necessary action has been taken to render this valid and binding on it;

1.2	it is a company duly organised, validly existing and in good standing under the laws of the country in which it has its registered office and has the full power, authority and ability to purchase its portion of the Sale Shares and otherwise to consummate the Contemplated Transaction;

1.3	the execution and performance of this Agreement and the fulfilment of the terms hereof:
1.3.1	will not violate any provision of the articles of association or other organisational documents of it;

1.3.2	will not violate or result in a breach of any law; and

1.3.3	will not result in the violation or breach of, or constitute a default under, any contract to which it is a party or is otherwise bound.
1.4	The Buyer is part of the same group with Pregis Corporation, an experienced international manufacturer, marketer and supplier of protective packaging products and specialty packaging solutions.
2	The Buyer hereby represents and warrants to the Sellers that:
2.1	this Agreement and the Indemnification Escrow Agreement constitute legal, valid, and binding obligations of it, enforceable in accordance with their respective terms;

2.2	no other approval, including, without limitation, the Competition Council merger control approval, is required for it to purchase its relevant portion of the Sale Shares or to otherwise consummate the transactions contemplated by this Agreement;

2.3	it is solvent and not subject to any bankruptcy, insolvency or similar proceeding and, taking into account all the circumstances existing on such date, as the case may be, it is reasonably likely that it will not be subject to such a proceeding within a period of 12 months thereafter or other statutory period applicable to it according to its jurisdiction of incorporation in relation to the cancellation of the acts and operations carried out prior to the commencement of the bankruptcy or similar proceedings.

Annex E – Baseline Working Capital Calculation

Annex F – Company’s trial balance as at 30 April 2007
[photostatic copy enclosed]

Annex G – Company’s Indebtedness as at the Signing Date
[photostatic copy enclosed]